Exhibit 10.3
EXECUTION VERSION

This FIFTH AMENDMENT TO THE REVOLVING CREDIT AND SECURITY
AGREEMENT (this “Amendment”), dated as of April 20, 2023 (the “Amendment Date”), is entered into by and among ARCC FB FUNDING LLC, a Delaware limited liability company, as the borrower (the “Borrower”), the LENDERS party to the Revolving Credit Agreement, BNP PARIBAS, as the administrative agent (the “Administrative Agent”), ARES CAPITAL CORPORATION, a Maryland corporation, as the equityholder (in such capacity, the “Equityholder”), ARES CAPITAL CORPORATION, a Maryland corporation, as the servicer (in such capacity, the “Servicer”), and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as successor in interest to U.S. Bank National Association, as collateral agent (the “Collateral Agent”).

WHEREAS, the Borrower, the lenders from time to time party thereto, the Administrative Agent, the Equityholder, the Servicer and the Collateral Agent are party to the Revolving Credit and Security Agreement, dated as of June 11, 2020 (as amended from time to time prior to the date hereof, the “Revolving Credit Agreement”);

WHEREAS, the Relevant Recipients (as defined in Appendix A hereto) have received from the Borrower the transaction summary as set out in Schedule 10 in Appendix A hereto in accordance with Article 7(1)(c) of the Securitisation Regulation; and

WHEREAS, the parties hereto desire to amend the Revolving Credit Agreement, in accordance with Section 13.01(b) of the Revolving Credit Agreement subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Revolving Credit Agreement.

ARTICLE II

Amendments to Revolving Credit Agreement

SECTION 2.1. As of the Amendment Date, the Revolving Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages attached as Appendix A hereto.

ARTICLE III

Representations and Warranties

SECTION 3.1. The Borrower and the Equityholder hereby represent and warrant to the Administrative Agent and the Lender that, as of the Amendment Date, (i) no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event has occurred and is continuing or shall occur on the Amendment Date after giving effect to this Amendment and the transaction contemplated hereby and (ii) the representations and warranties of the Borrower, the Servicer and the Equityholder contained in Sections 4.01, 4.02 and 4.03 of the Revolving Credit Agreement are true and correct in all material respects on and as of the Amendment Date (other than any representation and warranty that is made as of a specific date); provided that, to the extent that any such representation and warranty is otherwise qualified by materiality or Material Adverse Effect, such representation and warranty shall be true and correct in all respects.

ARTICLE IV

Conditions Precedent

SECTION 4.1. This Amendment will be effective upon the satisfaction of each of the following conditions:

(a)the execution and delivery of this Amendment by the Borrower, the Lenders, the Administrative Agent, the Equityholder and the Servicer;

(b)all fees due and owing to the Administrative Agent and each Lender on or prior to the Amendment Date have been paid; and

(c)the Administrative Agent shall have received the executed legal opinion of Latham & Watkins LLP, counsel to the Borrower, in form and substance acceptable to the Administrative Agent in its reasonable discretion.

ARTICLE V
Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY OTHER FACILITY DOCUMENT (EXCEPT, AS TO ANY OTHER FACILITY DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

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SECTION 5.2. Severability Clause. In case any provision in this Amendment is deemed to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended hereby, the Revolving Credit Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof will remain in full force and effect. All obligations under the Revolving Credit Agreement (as such obligations may be modified by this Amendment on the Amendment Date) shall continue to be valid, enforceable, and in full force and effect and shall not be impaired, in any respect, by the effectiveness of this Amendment. This Amendment shall form a part of the Revolving Credit Agreement for all purposes and reference to this specific Amendment need not be made in the Revolving Credit Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Revolving Credit Agreement, any reference in any of such items to the Revolving Credit Agreement being sufficient to refer to the Revolving Credit Agreement as amended hereby. On and after the effectiveness of this Amendment, this Amendment shall for all purposes constitute a “Facility Document” and each reference in the Revolving Credit Agreement to “herein”, “hereunder” or words of like import referring to the Revolving Credit Agreement and each reference in any other Facility Document to “Revolving Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the “Revolving Credit Agreement” shall mean and be a reference to the Revolving Credit Agreement as amended hereby. The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of or operate as a waiver of any right, power or remedy under the Revolving Credit Agreement or any of the other Facility Documents. This Amendment shall not constitute a novation of the obligations and liabilities of the parties under the Revolving Credit Agreement or the other Facility Documents as in effect on or prior to the Amendment Date.

SECTION 5.4. Counterparts. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission (including electronic signature pursuant to and in accordance with the Revolving Credit Agreement) is effective as delivery of a manually executed counterpart hereof. This Amendment shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of such party by means of (i) an original manual signature; (ii) a faxed, scanned, or photocopied manual signature; or (iii) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including any relevant provisions of the UCC (collectively, “Signature Law”), in each case to the extent applicable; provided that no electronic signatures may be affixed through the use of a third-party service provider. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. For the avoidance of doubt,

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original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and are not deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Direction to Execute. The Administrative Agent hereby authorizes and directs the Collateral Agent to execute this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Amendment Date.

BORROWER:

ARCC FB FUNDING LLC

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Fifth Amendment to Revolving Credit and Security Agreement]

EQUITYHOLDER:

ARES CAPITAL CORPORATION,
as Equityholder

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Fifth Amendment to Revolving Credit and Security Agreement]

SERVICER:

ARES CAPITAL CORPORATION,
as Servicer

By:	/s/ Ian Fitzgerald
Name:	Ian Fitzgerald
Title:	Authorized Signatory

[Fifth Amendment to Revolving Credit and Security Agreement]

ADMINISTRATIVE AGENT:

BNP PARIBAS,
as Administrative Agent

By:	/s/ Meredith Middleton
Name:	Meredith Middleton
Title:	Managing Director

By:	/s/ Sohaib Naim
Name:	Sohaib Naim
Title:	Director

[Fifth Amendment to Revolving Credit and Security Agreement]

LENDER:

BNP PARIBAS,
as Lender

By:	/s/ Meredith Middleton
Name:	Meredith Middleton
Title:	Managing Director

By:	/s/ Sohaib Naim
Name:	Sohaib Naim
Title:	Director

[Fifth Amendment to Revolving Credit and Security Agreement]

U.S. BANK TRUST COMPANY NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Ralph J. Creasia Jr.
Name:	Ralph J. Creasia Jr.
Title:	Senior Vice President

[Fifth Amendment to Revolving Credit and Security Agreement]

APPENDIX A

[Revolving Credit Agreement]

EXECUTION VERSION
Conformed through ~~Fourth~~Fifth Amendment, dated ~~January 9~~April 20, 2023

REVOLVING CREDIT AND SECURITY AGREEMENT

among

ARCC FB FUNDING LLC,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTIES HERETO, BNP PARIBAS,
as Administrative Agent,

ARES CAPITAL CORPORATION,
as Equityholder,

ARES CAPITAL CORPORATION,
as Servicer, and
U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Collateral Agent

Dated as of June 11, 2020

THIS AGREEMENT PROVIDES FOR AN UNCOMMITTED FACILITY. ALL ADVANCES ARE DISCRETIONARY ON THE PART OF THE LENDERS IN THEIR SOLE AND ABSOLUTE DISCRETION.

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TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION; COMPUTATIONS

SECTION 1.01 Definitions	1
SECTION 1.02 Rules of Construction	~~55~~ 54
SECTION 1.03 Computation of Time Periods	~~56~~ 55
SECTION 1.04 Collateral Value Calculation Procedures	~~56~~ 55

ARTICLE II

ADVANCES

SECTION 2.01 Revolving Credit Facility	~~58~~ 57
SECTION 2.02 Requests for Collateral Loan Approval	58
SECTION 2.03 Making of the Advances	~~60~~ 59
SECTION 2.04 Evidence of Indebtedness	~~61~~ 60
SECTION 2.05 Payment of Principal and Interest	61
SECTION 2.06 Prepayment of Advances	~~62~~ 61
SECTION 2.07 Changes of Individual Lender Maximum Funding Amounts	~~63~~ 62
SECTION 2.08 Maximum Lawful Rate	63
SECTION 2.09 Several Obligations	~~64~~ 63
SECTION 2.10 Increased Costs	~~64~~ 63
SECTION 2.11 Compensation; Breakage Amounts	~~65~~ 64
SECTION 2.12 Inability to Determine Rates	~~66~~ 65
SECTION 2.13 Rescission or Return of Payments	~~66~~ 65
SECTION 2.14 Post-Default Interest	66
SECTION 2.15 Payments Generally	~~67~~ 66
SECTION 2.16 Extension of Facility Termination Date	~~68~~ 67
SECTION 2.17 Defaulting Lenders	~~68~~ 67
SECTION 2.18 Benchmark Replacement Setting	~~67~~ 68

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01 Conditions Precedent to Initial Advance	~~73~~ 72
SECTION 3.02 Conditions Precedent to Each Advance	~~75~~ 74

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01 Representations and Warranties of the Borrower	~~76~~ 75
SECTION 4.02 Representations and Warranties of the Servicer	80
SECTION 4.03 Representations and Warranties of the Equityholder	~~83~~ 82

ARTICLE V
COVENANTS

SECTION 5.01 Affirmative Covenants of the Borrower	~~85~~ 84
SECTION 5.02 Covenants of the Servicer	~~90~~ 89
SECTION 5.03 Negative Covenants of the Borrower	~~93~~ 92
SECTION 5.04 Covenants of the Equityholder	95
SECTION 5.05 Certain Undertakings Relating to Separateness	96

ARTICLE VI
EVENTS OF DEFAULTS

SECTION 6.01 Events of Default	~~97~~ 96
SECTION 6.02 OC Ratio Breach Cures	~~100~~ 99

ARTICLE VII
PLEDGE OF COLLATERAL; RIGHTS OF THE COLLATERAL AGENT

SECTION 7.01 Grant of Security	100
SECTION 7.02 Release of Security Interest	101
SECTION 7.03 Rights and Remedies	~~102~~ 101
SECTION 7.04 Remedies Cumulative	~~105~~ 104
SECTION 7.05 Related Documents	~~105~~ 104
SECTION 7.06 Borrower Remains Liable	~~105~~ 104
SECTION 7.07 Protection of Collateral	105

ARTICLE VIII
ACCOUNTS, ACCOUNTINGS AND RELEASES

SECTION 8.01 Collection of Money	106
SECTION 8.02 Collateral Account and Collection Account	~~107~~ 106
SECTION 8.03 Payment Account	~~108~~ 107
SECTION 8.04 The Revolving Reserve Account; Fundings	~~108~~ 107
SECTION 8.05 [Reserved]	~~109~~ 108

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SECTION 8.06 Reinvestment of Funds in Covered Accounts; Reports by Collateral Agent	~~109~~ 108
SECTION 8.07 Accountings	~~110~~ 109
SECTION 8.08 Release of Collateral	111
SECTION 8.09 Reports by Independent Accountants	~~112~~ 111

ARTICLE IX
APPLICATION OF MONIES

SECTION 9.01 Disbursements of Monies from Payment Account	~~113~~ 112

ARTICLE X
SALE OF COLLATERAL LOANS;
PURCHASE OF ADDITIONAL COLLATERAL LOANS

SECTION 10.01 Sales of Collateral Loans	~~117~~ 116
SECTION 10.02 Purchase of Additional Collateral Loans	~~122~~ 121
SECTION 10.03 Conditions Applicable to All Sale and Purchase Transactions	~~122~~ 121
SECTION 10.04 Additional Equity Contributions	~~123~~ 122
ARTICLE XI
ADMINISTRATION AND SERVICING OF CONTRACTS

SECTION 11.01 Appointment and Designation of the Servicer	~~123~~ 122
SECTION 11.02 Duties of the Servicer	~~125~~ 124
SECTION 11.03 Authorization of the Servicer	~~127~~ 126
SECTION 11.04 Collection Efforts, Modification of Collateral	~~128~~ 127
SECTION 11.05 Servicer Compensation and Expenses	~~128~~ 127
SECTION 11.06 The Servicer Not to Resign	128
ARTICLE XI
THE AGENTS

SECTION 12.01 Authorization and Action	~~129~~ 128
SECTION 12.02 Delegation of Duties	~~130~~ 129
SECTION 12.03 Agents' Reliance, Etc.	130
SECTION 12.04 Indemnification	~~133~~ 132
SECTION 12.05 Successor Agents	~~133~~ 132
SECTION 12.06 The Collateral Agent	~~134~~ 133

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ARTICLE XIII
MISCELLANEOUS

SECTION 13.01 No Waiver; Modifications in Writing	~~136~~ 135
SECTION 13.02 Notices, Etc	~~137~~ 136
SECTION 13.03 Taxes	~~138~~ 137
SECTION 13.04 Costs and Expenses; Indemnification	~~142~~ 141
SECTION 13.05 Execution in Counterparts	~~144~~ 143
SECTION 13.06 Assignability	~~144~~ 143
SECTION 13.07 Governing Law	~~146~~ 145
SECTION 13.08 Severability of Provisions	~~146~~ 145
SECTION 13.09 Confidentiality	146
SECTION 13.10 Merger	~~147~~ 146
SECTION 13.11 Survival	~~147~~ 146
SECTION 13.12 Submission to Jurisdiction; Waivers; Etc.	147
SECTION 13.13 Waiver of Jury Trial	~~149~~ 148
SECTION 13.14 Right of Setoff; Payments Pro Rata	~~149~~ 148
SECTION 13.15 PATRIOT Act Notice	149
SECTION 13.16 Legal Holidays	~~150~~ 149
SECTION 13.17 Non-Petition	~~150~~ 149
SECTION 13.18 Waiver of Setoff	150
SECTION 13.19 Collateral Agent Execution and Delivery	150
SECTION 13.20 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~151~~ 150
SECTION 13.21 WAIVER OF SOVEREIGN IMMUNITY	~~151~~ 150
SECTION 13.22 Securitisation Regulation Requirements	151
SECTION 13.23 Adequacy of Monetary Damages Against the Lenders	~~153~~ 152
SECTION 13.24 EU Transparency Requirements	~~153~~ 152

SCHEDULES

SCHEDULE 1	Initial Individual Lender Maximum Funding Amounts and Percentages
SCHEDULE 2	[Reserved]
SCHEDULE 3	Initial Collateral Loans
SCHEDULE 4	Industry Classifications
SCHEDULE 5	Notice Information
SCHEDULE 6	Authorized Signatories
SCHEDULE 7	Diversity Score
SCHEDULE 8	[Reserved]
SCHEDULE 9	Initial Asset List
SCHEDULE 10	Transaction Summary

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any particular provision hereof to any such Affected Person is otherwise expressly excluded herein).

“Affiliate” means, in respect of a referenced Person at any time, another Person Controlling, Controlled by or under common Control with such referenced Person but which shall not, with respect to the Borrower, include the Obligors under any Collateral Loan; provided that (a) an Obligor will not be considered an “Affiliate” of any other Obligor solely due to the fact that each such Obligor is under the control of the same financial sponsor and (b) Obligors in respect of Collateral Loans shall be deemed not to be “Affiliates” if they have distinct corporate family ratings and/or distinct issuer credit ratings; provided that, for the purposes of Section 5.03(h), Section 10.01(a) and Section 10.03 of this Agreement, the term “Affiliate” shall not include any Excluded Affiliate.

“Agent” or “Agents” means the Administrative Agent and the Collateral Agent, collectively or individually, as the context requires.

“Aggregate Adjusted Collateral Balance” means, as of any date of determination, an amount equal to the sum of the Dollar Equivalent of the Adjusted Principal Balances of all Collateral Loans in the Collateral (including each potential Collateral Loan that the Borrower has entered into a binding commitment to purchase that has not yet settled) on such date, after giving effect to all Collateral Loans added to and removed from the Collateral on such date.

~~“Aggregate Class 1 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 1 Loans as of such date of determination.~~

~~“Aggregate Class 2 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 2 Loans as of such date of determination.~~

~~“Aggregate Class 3 Net Collateral Balance” means, as of any date of determination, an amount equal to the portion of the Aggregate Net Collateral Balance allocable to Class 3 Loans as of such date of determination.~~

“Aggregate Net Collateral Balance” means, as of any date of determination, the Aggregate Adjusted Collateral Balance minus the Excess Concentration Amount, in each case, as of such date of determination.

“Aggregate Principal Balance” means, when used with respect to all or a portion of the Collateral Loans, the sum of the Principal Balances of all or of such portion of such Collateral Loans.

“Agreement” means this Revolving Credit and Security Agreement.

“Applicable Law” means, for any Person, any Law of any Governmental Authority, including all federal and state banking or securities laws, to which the Person in question is subject or by which it or any of its assets or properties are bound.
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“AUP Report Date” has the meaning assigned to such term in Section 8.09.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union (as amended or re-enacted) establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). For the purposes of this definition, a reference to “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

“Bankruptcy Code” means the United States Bankruptcy Code, Title 11, United States Code §§101 et seq., or foreign bankruptcy, insolvency, receivership or similar law from time to time in effect and affecting the rights of creditors generally.

“Base Rate” means, on any date, a fluctuating interest rate per annum equal to the highest of (a) the Prime Rate or (b) the Federal Funds Rate plus 0.50%. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of any Agent or any Lender. Interest calculated pursuant to clause (a) above will be determined based on a year of 365 or 366 days, as applicable, and actual days elapsed. Interest calculated pursuant to clause (b) above will be determined based on a year of 360 days and actual days elapsed. If the calculation of the Base Rate results in a Base Rate of less than zero (0), the Base Rate shall be deemed to be zero (0) for all purposes hereunder.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.18(a).

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BNP” has the meaning assigned to such term in the introduction to this Agreement.

“Borrower” has the meaning assigned to such term in the introduction to this Agreement.

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or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” hereunder regardless of the date of effectiveness.

“Change of Control” means an event or series of events by which (A)(i) the Equityholder or its Affiliates, collectively, ceases to possess, directly or indirectly, the right to elect or appoint (through contract, ownership of voting securities, or otherwise) directors that at all times have a majority of the votes of the board of directors (or similar governing body) of the Borrower or to direct the management policies and decisions of the Borrower or (ii) the Equityholder or its Affiliates ceases, directly or indirectly, to own and control legally and beneficially all of the equity interests of the Borrower or (B) Ares Capital Management LLC or its Affiliates shall cease to be the investment advisor of the Equityholder.

~~“Class” means the Class 1 Advances, the Class 2 Advances or the Class 3 Advances, as the context requires.~~

~~“Class 1” means, at any time, all Class 1 Loans at such time.~~

~~“Class 1 Advance” means each Advance allocated to Class 1 pursuant to, and in accordance with, this Agreement.~~

~~“Class 1 Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 1 Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 1 Loans from the calculation of the Weighted Average Class 1 Advance Rate), (y) the Aggregate Class 1 Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 1 Loans from the calculation of the Aggregate Class 1 Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 1 Loans as of such date.~~

“Class 1 Loan” means any Collateral Loan (a) that, as of the Trade Date of such Collateral Loan, has a tranche size of at least the Dollar Equivalent of $400,000,000 and (b) the relevant Obligor of which has EBITDA of at least the Dollar Equivalent of $100,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.

~~“Class 1 Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 1 OC Ratio as of such date is equal to or greater than 1.00:1.00.~~

~~“Class 1 OC Ratio” means, as of any Business Day, the ratio of (a) the Class 1 Borrowing Base to (b) the sum of (x) the aggregate outstanding principal balance of the Class 1 Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 1 Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.~~

~~“Class 2” means, at any time, all Class 2 Loans at such time.~~

~~“Class 2 Advance” means each Advance allocated to Class 2 pursuant to, and in accordance with, this Agreement.~~

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~~“Class 2 Borrowing Base” means, at any time and date, an amount equal to the sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 2 Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 2 Loans from the calculation of the Weighted Average Class 2 Advance Rate), (y) the Aggregate Class 2 Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 2 Loans from the calculation of the Aggregate Class 2 Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale Settlement Pending Collateral for the Class 2 Loans as of such date.~~

“Class 2 Loan” means a Collateral Loan (a) that is not a Class 1 Loan and (b) the relevant Obligor of which has EBITDA of at least the Dollar Equivalent of $35,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.

~~“Class 2 Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 2 OC Ratio as of such date is equal to or greater than 1.00:1.00.~~

~~“Class 2 OC Ratio” means, as of any Business Day, the ratio of (a) the Class 2~~ Borrowing Base to (b) the sum of (x) the aggregate outstanding principal balance of the Class 2 Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 2 Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.

~~“Class 3” means, at any time, all Class 3 Loans at such time.~~

~~“Class 3 Advance” means each Advance allocated to Class 3 pursuant to, and in accordance with, this Agreement.~~

~~“Class 3 Borrowing Base” means, at any time and date, an amount equal to the~~ sum of (i) the Dollar Equivalent of the amounts in the Principal Collection Subaccount, (ii) an amount equal to the product of (x) the Weighted Average Class 3 Advance Rate as of such date (excluding any Sale Settlement Pending Collateral for the Class 3 Loans from the calculation of the Weighted Average Class 3 Advance Rate), (y) the Aggregate Class 3 Net Collateral Balance as of such date (excluding any Sale Settlement Pending Collateral for the Class 3 Loans from the calculation of the Aggregate Class 3 Net Collateral Balance) and (z) the Portfolio Advance Rate Adjustment as of such date and (iii) the aggregate sale price (expressed in Dollars) of any Sale ~~Settlement Pending Collateral for the Class 3 Loans as of such date.~~

“Class 3 Loan” means a Collateral Loan (a) that is not a Class 1 Loan or a Class 2 Loan and (b) the relevant Obligor of which has an EBITDA of less than the Dollar Equivalent of
$35,000,000 as calculated in accordance with the Related Documents as of the Trade Date of such Collateral Loan.

~~“Class 3 Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the Class 3 OC Ratio as of such date is equal to or greater than 1.00:1.00.~~

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~~“Class 3 OC Ratio” means, as of any Business Day, the ratio of (a) the Class 3 Borrowing Base to (b) the sum of (x) the aggregate outstanding principal balance of the Class 3 Advances and (y) the Dollar Equivalent of the aggregate purchase price of all Class 3 Loans for which the Borrower has entered into a binding commitment to purchase that have not yet settled.~~

~~“Class Minimum OC Coverage Test” means the Class 1 Minimum OC Coverage Test, the Class 2 Minimum OC Coverage Test or the Class 3 Minimum OC Coverage Test, as applicable.~~

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Corporation” means each entity included within the meaning of “clearing corporation” under Section 8-102(a)(5) of the UCC.

“Clearing Corporation Security” means securities which are in the custody of or maintained on the books of a Clearing Corporation or a nominee subject to the control of a Clearing Corporation and, if they are Certificated Securities in registered form, properly endorsed to or registered in the name of the Clearing Corporation or such nominee.

“Closing Date” means June 11, 2020.

“Code” means the Internal Revenue Code of 1986, as amended. “Collateral” has the meaning assigned to such term in Section 7.01(a).
“Collateral Account” has the meaning assigned to such term in Section 8.02(a)(i).

“Collateral Agent” has the meaning assigned to such term in the introduction to this Agreement.

“Collateral Agent Fee Letter” means the fee letter between the Collateral Agent and the Borrower setting forth the fees and other amounts payable by the Borrower to the Collateral Agent, the Custodian and the Securities Intermediary under the Facility Documents, in connection with the transactions contemplated by this Agreement.

“Collateral Interest Amount” means, as of any date of determination, without duplication, the sum of (a) the aggregate amount of Interest Proceeds that has been received or that is expected to be received (other than Interest Proceeds expected to be received from Defaulted Collateral Loans and Ineligible Collateral Loans) and (b) the aggregate amount of Interest Proceeds that the Servicer has determined, in accordance with the Servicing Standard, are likely to be received from Defaulted Collateral Loans and Ineligible Collateral Loans, in each case, during the Collection Period (and, if such Collection Period does not end on a Business Day, the next succeeding Business Day) in which such date of determination occurs.

“Collateral Loan” means a loan, debt obligation, debt security or participation therein acquired by the Borrower.

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“Collateral Loan Buy Confirmation” means with respect to any Collateral Loan, documentation evidencing, in reasonable detail, the Borrower’s acquisition of such Collateral Loan, and which shall identify at least the obligor, price and the Principal Balance of such Collateral Loan.

“Collateral Quality Test” means a test that is satisfied as of any Business Day on or after the date that is three (3) months after the Closing Date if, in the aggregate, the Collateral Loans owned (or, in relation to a proposed purchase of a Collateral Loan, both owned and proposed to be owned) by the Borrower satisfy ~~the Maximum Weighted Average Life Test~~ (or in relation to a proposed purchase after the date that is three (3) months after the Closing Date, if not in compliance, the test is maintained or improved after giving effect to any purchase or sale effected on any such Business Day) (i) the Maximum Weighted Average Life Test and (ii) the Minimum Weighted Average Spread Test, calculated in accordance with Section 1.04.

“Collection Account” has the meaning assigned to such term in Section 8.02(a)(ii), including the Principal Collection Subaccount, the Interest Collection Subaccount, the CAD Collection Account, the EUR Collection Account and the GBP Collection Account.

“Collection Date” means the date on which the aggregate outstanding principal amount of the Advances have been repaid in full and all Interest and fees and all other Obligations (other than contingent indemnification and reimbursement obligations which are unknown, unmatured and/or for which no claim giving rise thereto has been asserted) have been paid in full, and the Borrower shall have no further right to request any additional Advances.

“Collection Period” means, with respect to any Payment Date, the monthly period from and including the date on which the first Advance is made hereunder to but excluding the first Collection Period Start Date following the date of such Advance and each successive monthly period from and including a Collection Period Start Date to but excluding the immediately succeeding Collection Period Start Date or, in the case of the Collection Period immediately preceding the Final Maturity Date or the Collection Period immediately preceding an optional prepayment in whole of the Advances, ending on the day preceding the Final Maturity Date or the date of such prepayment, respectively.

“Collection Period Start Date” means the first calendar day of each month of each year (or, if any such date is not a Business Day, the immediately succeeding Business Day), commencing in July 2020.

“Collections” means all cash collections, distributions, payments or other amounts received, or to be received, by the Borrower from any Person in respect of any Collateral Loan constituting Collateral, including all principal, interest, fees, distributions and redemption and withdrawal proceeds payable to the Borrower under or in connection with any such Collateral Loans and all Proceeds from any sale or disposition of any such Collateral Loans.

“Competent Authority” has the meaning given to it in the Securitisation
Regulation.

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“Concentration Calculation Amount” means (a) from the Closing Date to the date that is the six-month anniversary of the Closing Date, the greater of (i) the Maximum Portfolio Amount and (ii) the Aggregate Adjusted Collateral Balance (after giving effect to any proposed purchase of Collateral Loans) and (b) after the date that is the six-month anniversary of the Closing Date, the Aggregate Adjusted Collateral Balance.

“Concentration Limitations” means, as of any date of determination, the following limitations (calculated without duplication) as applied to the Eligible Collateral Loans owned (or, in relation to a proposed purchase of an Eligible Collateral Loan, proposed to be owned, with respect to which, if such purchase results in noncompliance with the limitations, the relevant requirements must be maintained or improved after giving effect to the purchase) by the Borrower, unless a waiver is provided in writing by the Administrative Agent specifying the agreed treatment of such Collateral Loan or Concentration Limitation:

(a)not more than ~~15.00~~10.00% of the Concentration Calculation Amount may consist of First Lien Last Out Loans or Second Lien Loans;

(b)not more than ~~10.00~~7.00% of the Concentration Calculation Amount may consist of Second Lien Loans;

(c)(i) not more than 20.00% of the Concentration Calculation Amount may consist of Class 1 Loans and Class 2 Loans that are Cov-Lite Loans and (ii) not more than 10.00% of the Concentration Calculation Amount may consist of Class 2 Loans that are Cov-Lite Loans;

(d)not less than ~~80.00~~85.00% of the Concentration Calculation Amount may consist of Collateral Loans denominated in Dollars;

(e)not less than ~~80.00~~85.00% of the Concentration Calculation Amount may consist of Collateral Loans the Obligors of which have their headquarters in, a principal place of business in or are organized, formed or incorporated in the United States;

(f)not more than 10.00% of the Concentration Calculation Amount may consist of Revolving Collateral Loans or Delayed Drawdown Collateral Loans;

(g)not more than 5.00% of the Maximum Portfolio Amount may consist of Collateral Loans (other than Second Lien Loans, Recurring Revenue Loans and First Lien Last Out Loans) that are issued by any Obligor and its Affiliates, except that Collateral Loans (other than Second Lien Loans, Recurring Revenue Loans and First Lien Last Out Loans) that are issued by the ~~two~~three largest Obligors and their respective Affiliates may each consist of up to ~~10.00% and~~ 7.50% of the Maximum Portfolio Amount, ~~respectively~~;

(h)not more than 7.50% of the Concentration Calculation Amount may consist of Collateral Loans that are issued by Obligors and their Affiliates that belong to any single Industry Classification, except that (i) up to 25.00% may consist of Collateral Loans with Obligors and their Affiliates in the largest Industry Classification, (ii) up to
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20.00% may consist of Collateral Loans with Obligors and their Affiliates in the second largest Industry Classification, (iii) up to 15.00% may consist of Collateral Loans with Obligors and their Affiliates in the third largest Industry Classification and (iv) up to 10.00% may consist of Collateral Loans with Obligors and their Affiliates in each of the fourth and fifth largest Industry Classifications;

(i)not more than 5.00% of the Concentration Calculation Amount may consist of Fixed Rate Loans;

(j)not more than 10.00% of the Concentration Calculation Amount may consist of Partial PIK Loans; and

(k)not more than 10.00% of the Concentration Calculation Amount may consist of Recurring Revenue Loans.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption, or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Accrual Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing request or prepayment, conversion or continuance notices, the applicability and length of lookback periods, the applicability of any breakage payments under Section 2.11 and other technical, administrative or operational matters) that the Administrative Agent in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practices (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of the Agreement and the other Facility Documents).

“Constituent Documents” means, in respect of any Person, the certificate or articles of formation or organization, the limited liability company agreement, operating agreement, partnership agreement, joint venture agreement or other applicable agreement of formation or organization (or equivalent or comparable constituent documents) and other organizational documents and by-laws and any certificate of incorporation, certificate of formation, certificate of limited partnership and other agreement, similar instrument filed or made in connection with its formation or organization, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Contribution Notice” has the meaning assigned to such term in Section 10.04(a). “Control” means the direct or indirect possession of the power to vote ~~50~~20% or more of the voting securities of such Person or the power to direct or cause the direction of the management or policies of a Person, whether through ownership, by contract, arrangement or

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understanding, or otherwise.    “Controlled” and “Controlling” have the meaning correlative thereto.

“Cov-Lite Loan” means a loan that does not (I) contain any financial covenants or
(II) require the related Obligor of such loan to comply with any maintenance covenant; provided that a loan described in clause (I) or (II) above that either (i) contains a cross-default provision to, or (ii) is pari passu with, another loan of the Obligor that requires the Obligor to comply with a maintenance covenant will be deemed not to be a Cov-Lite Loan. For the avoidance of doubt, a loan that is capable of being described in clause (I) or (II) above only (x) until the expiration of a period of twelve months or less after the initial issuance thereof or (y) for so long as there is no funded balance in respect thereof, in each case as set forth in the applicable Related Documents, will be deemed not to be a Cov-Lite Loan.

“Covered Account” means each of the Collection Accounts (including the Interest Collection Subaccount, the Principal Collection Subaccount, the CAD Collection Account, the EUR Collection Account and the GBP Collection Account), the Payment Account, the Collateral Account, the Revolving Reserve Account and any other account established by the Borrower at the Securities Intermediary with the consent of the Administrative Agent and subject to the Lien of the Collateral Agent and subject to an agreement establishing “control” (as used in the UCC) over such account in favor of the Collateral Agent pursuant to the terms of the Facility Documents.

“Covered Entity” means any of the following:

(a)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning set forth in Section 13.25.

“Custodian” means U.S. Bank National Association in its capacity as custodian under the Custodian Agreement, and any successor thereto under the Custodian Agreement.

“Custodian Agreement” means that certain Custodian Agreement, dated as of the Closing Date, among the Custodian, the Borrower and the Collateral Agent.

“Data File” has the meaning assigned to such term in Section 8.07(b).

“Default” means any event which, with the passage of time, the giving of notice, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
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“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulted Collateral Loan” means any Collateral Loan as to which at any time:

(a)a default as to all or any portion of one or more payments of principal and/or interest (including a failure of a selling institution to pay amounts due and payable to the Borrower with respect to the related participation) has occurred after the earlier of
(i) any grace period applicable thereto and (ii) five (5) Business Days, in each case, past the applicable due date;

(b)a default (other than a default described in clause (a) of this definition) has occurred under the applicable Related Documents and for which the Borrower (or the agent or required lenders pursuant to the applicable Related Documents, as applicable) has elected to exercise any of its rights or remedies under the applicable Related Documents (including acceleration, foreclosing on collateral or the imposition of default pricing (for the avoidance of doubt, excluding any default pricing that occurs automatically without election pursuant to the terms of the applicable Related Documents, subject to agreement by the Administrative Agent));

(c)any portion of principal and/or interest payable thereunder has been waived or forgiven by the holders of such obligation; or

(d)a Revaluation Event under clauses (c) or (f) of the definition thereof has occurred.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for three
(3) or more Business Days after a Borrowing Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Borrowing Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization
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denominated in a currency other than Dollars, the Dollar equivalent of such amount determined by (1) the Servicer so long as no Event of Default exists either prior to or after giving effect to such conversion or (2) if an Event of Default exists, the Administrative Agent, by reference to
(x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer or the Administrative Agent, as applicable, through customary banking channels, including, without limitation, any spot rate published by the Custodian or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency at the end of the immediately preceding Business Day.

“Dollars” and “$” mean lawful money of the United States of America.

“Due Date” means each date on which any payment is due on a Collateral Loan in accordance with its terms.

“EBITDA” means, with respect to any Relevant Test Period and the Obligor of any Collateral Loan, the meaning of the term “Adjusted EBITDA,” the term “EBITDA” or any comparable definition in the Related Documents for such period and Collateral Loan (or, in the case of a Collateral Loan for which the Related Documents have not been executed, as set forth in the relevant marketing materials or financial model in respect of such Collateral Loan) as determined in the good faith discretion of the Servicer, and, in any case that the term “Adjusted EBITDA,” the term “EBITDA” or such comparable definition is not defined in such Related Documents, an amount, for the principal Obligor thereunder and any of its parents or subsidiaries that are obligated as guarantor pursuant to the Related Documents for such Collateral Loan (determined on a consolidated basis without duplication in accordance with GAAP (and also on a pro forma basis as determined in good faith by the Servicer in case of any acquisitions)) equal to earnings from continuing operations for such period plus interest expense, income taxes, depreciation and amortization for such period, other non-cash charges and organization costs, extraordinary, one-time and/or non-recurring losses or charges, any other customary add-backs for similarly situated obligors the Servicer deems to be appropriate and any other item the Servicer and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, the United Kingdom, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Spread” means, with respect to (x) any floating rate Collateral Loan that bears interest based on Term SOFR, the current per annum rate at which it pays interest
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(including, without duplication, any upward or downward adjustment to such rate in accordance with the underlying instrument, including any upward or downward spread adjustment related to a change in the Benchmark) in excess of the Benchmark or (y) any floating rate Collateral Loan that bears interest based on a floating rate index other than Term SOFR (so long as the Benchmark is based on Term SOFR), the then-current base rate applicable to such floating rate Collateral Loan plus the rate at which such floating rate Collateral Loan pays interest (including, without duplication, any upward or downward adjustment to such rate in accordance with the underlying instrument, including any upward or downward spread adjustment related to a change in the applicable base rate) in excess of such base rate minus the Benchmark; provided, that the Effective Spread of any floating rate Collateral Loan will (i) be deemed to be zero, to the extent that the Borrower or the Servicer has actual knowledge that no payment of cash interest on such floating rate Collateral Loan will be made by the obligor thereof during the applicable due period, and (ii) not include any non-cash interest; provided further that for purposes of this definition, the interest rate spread shall be deemed to be, with respect to any floating rate Collateral Loan that has the Benchmark floor, (i) the stated interest rate spread (including, without duplication, any upward or downward adjustment to such rate in accordance with the underlying instrument, including any upward or downward spread adjustment related to a change in the Benchmark) plus, (ii) if positive, (a) the Benchmark floor value minus (b) the Benchmark as in effect for the current Interest Accrual Period.

“Eligible Collateral Loan” means, as of any date of determination, a Collateral Loan that meets each of the following criteria:

(a)it is (i) a First Lien Loan, (ii) a Second Lien Loan or (iii) a First Lien Last Out Loan;

(b)if such Collateral Loan is a Class 3 Loan, it is not a Cov-Lite Loan;

(c)except in the case of a Recurring Revenue Loan, as of the date the Borrower acquired such Collateral Loan, the Obligor of such Collateral Loan has a minimum EBITDA of the Dollar Equivalent of $10,000,000 as determined in the good faith discretion of the Servicer, evidence of which is agreed to by the Administrative Agent;

(d)it was acquired by the Borrower for a price of not less than 85% of its Principal Balance;

(e)it is not a Defaulted Collateral Loan at the time of acquisition by the Borrower;

(f)it is denominated in a Permitted Currency and does not permit the currency or country in which such Collateral Loan is payable to be changed except to another Permitted Currency;

(g)the relevant Obligor’s principal place of business and/or incorporation, formation or organization and/or headquarters are in an Eligible Country;
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(h)the Related Documents for such Collateral Loan are governed by the laws of the United States, Canada, the United Kingdom or a member state of the European Union;

(i)it is not a credit linked note or underwritten as a ~~single purpose~~ real estate loan or principally secured by real property;

(j)it does not constitute Margin Stock and is not by its terms convertible into or exchangeable for an equity security at the option of either the Borrower thereof or the holder, and it does not have attached warrants to purchase equity securities;

(k)it has an original term to maturity of not more than eight (8.0) years;

(l)it has been approved by the Administrative Agent in its sole discretion;

(m)the Related Documents for such Collateral Loan permit the pledge to the Collateral Agent by the Borrower;

(n)the Related Documents for such Collateral Loan provide for payments that do not, at the time the obligation is acquired, subject to the Borrower to withholding tax or other similar taxes, unless the related Obligor is required to make “gross-up” payments that ensure that the net amount actually received by the Borrower (after payment of all taxes, whether imposed on such Obligor or the Borrower) will equal the full amount that the Borrower would have received had no such taxes been imposed;

(o)it is capable of being sold, assigned or participated to the Borrower, together with any associated security, without any breach of applicable selling restrictions, any contractual provisions or any legal or regulatory requirements and the Borrower does not require any authorizations, consents, approvals or filings (other than such as have been obtained or effected) as a result of or in connection with any such sale, assignment or participation under any Applicable Law;

(p)it is not subject to a tender offer from the related Obligor other than (A) a Permitted Offer or (B) an exchange offer in which a security is exchanged for a security that would otherwise qualify for purchase herein;

(q)it is not a Structured Finance Obligation, a Zero Coupon Obligation or a Synthetic Security;

(r)it is not a PIK Loan, unsecured senior loan or Mezzanine Obligation;

(s)it is not a project, shipping/aircraft or infrastructure/construction financing;

(t)the relevant the Obligor of such Collateral Loan is not a Governmental Authority;
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(u)the Obligor of such Collateral Loan is not a commodity trader and producer, oil field services company or other entity highly exposed to commodity price/volume risk;

(v)the Obligor of such Collateral Loan is not operating, domiciled or conducting business in a country subject to Sanctions;

(w)it is not a lease;

(x)it will not cause the Borrower or the pool of assets to be required to be registered as an investment company under the Investment Company Act; ~~and~~

(y)if such Collateral Loan is a Recurring Revenue Loan, such Collateral Loan meets the requirements set forth in the definition of Ongoing Recurring Revenue Loan Eligibility; and

(z)the Obligor of such Collateral Loan is not an Affiliate of the Borrower, the Servicer or the Equityholder;

provided that the Administrative Agent may agree in writing to specifically waive any criteria set forth above (other than clauses (l), (m), (o), (v) and (x)) with respect to any single Collateral Loan, including any waiver of any requirement for a Recurring Revenue Loan contained in the definition thereof (it being understood that the Administrative Agent is not required to provide any such waiver under any circumstances) and upon such waiver, such waived criteria will not constitute criteria for such Collateral Loan to qualify as an “Eligible Collateral Loan”.

“Eligible Country” means (a) the United States, (b) Canada, (c) the United Kingdom or (d) OECD countries with a country ceiling for foreign currency bonds of at least “Aa2” by Moody’s and a foreign currency issuer credit rating of at least “AA” by S&P.

“Eligible Investments” means any Dollar investment that, at the time it is Delivered, is Cash or one or more of the following obligations or securities:

(a)direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(b)demand or time deposits in, certificates of deposit of, bank deposit products, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Agent, the Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that the short-term unsecured debt obligations of such depository institution or trust

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“Federal Funds Rate” means, for any period, the greater of (a) 0% and (b) a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that, if at any time a Lender is borrowing overnight funds from a Federal Reserve Bank that day, the Federal Funds Rate for such Lender for such day shall be the average rate per annum at which such overnight borrowings are made on that day as promptly reported by such Lender to the Borrower and the Agents in writing. Each determination of the Federal Funds Rate by a Lender pursuant to the foregoing proviso shall be conclusive and binding except in the case of manifest error.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Basis Amount” means, for any Payment Date, an amount equal to the Aggregate Principal Balance.

“Fifth Amendment Effective Date” means April 20, 2023.

“Final Maturity Date” means the earlier to occur of (i) the Business Day 24 months after the Facility Termination Date and (ii) the date on which the Final Maturity Date is declared pursuant to Section 6.01.
“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC. “First Lien First Out Loan” means one or more tranches of First Lien Loans issued by an Obligor under the same Related Documents as a First Lien Last Out Loan that at any time prior to and/or after an event of default under the Related Documents, will be paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement before such First Lien Last Out Loan is paid.

“First Lien Last Out Loan” means a Collateral Loan that would be a First Lien Loan but for the fact that at any time prior to and/or after an event of default under the Related Documents, such Collateral Loan will be paid after any First Lien First Out Loan issued by the Obligor have been paid in full in accordance with a specified waterfall or other priority of payments as specified in the Related Documents, an agreement among lenders or other applicable agreement or the Obligor has a Working Capital Revolver that is at any time prior to and/or after an event of default, senior to such Collateral Loan in payment priority or in lien priority with respect to all collateral securing such Collateral Loan; provided that if the First Out Leverage of such Collateral Loan is less than 0.25:1.00, as determined by the Servicer in accordance with the Servicing Standard, then such Collateral Loan will constitute a First Lien Loan.
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“Fixed Rate Loan” means any Collateral Loan that bears a fixed rate of interest. “Floor” means a rate of interest equal to 0.0%.
“Foreign Lender” means a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Fourth Amendment Effective Date” means January 9, 2023. “FRB” has the meaning specified in the definition of Deliver.
“Fundamental Amendment” means, with respect to each Lender, any amendment, modification, waiver or supplement of or to this Agreement that would (a) increase or extend the term of the Individual Lender Maximum Funding Amounts or change the Final Maturity Date (other than an increase of the Individual Lender Maximum Funding Amount of a particular Lender or the addition of a new Lender agreed to by the relevant Lender), (b) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (c) reduce the amount of any such payment of principal, (d) reduce the rate at which Interest is payable thereon or any fee is payable hereunder (other than in connection with the appointment of a Benchmark Replacement), (e) release any material portion of the Collateral, except in connection with dispositions permitted hereunder, (f) alter the terms of Section 9.01 or Section 13.01(b), (g) modify the definition of the terms “Majority Lenders,” “Required Lenders,” “Maximum Available Amount,” “Advance Rate,” “Borrowing Base,” “Minimum OC Coverage Test,” “Collateral Quality Test,” “Collateral Loan,” “Eligible Collateral Loan,” “Eligible Country~~,” “Class 1 Borrowing Base,” “Class 2 Borrowing Base,” “Class 3 Borrowing Base,” “Class 1 Minimum OC Coverage Test,” “Class 2 Minimum OC Coverage Test,” “Class 3 Minimum OC Coverage Test~~,” “Class 1 Loan,” “Class 2 Loan” or “Class 3 Loan” or any component thereof defined therein (in each case, other than any administrative, non-material amendment agreed to by the Borrower and the Administrative Agent); (h) modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof or (i) extend the Reinvestment Period, in each case to the extent such amendment, modification, waiver or supplement relates to such Lender.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States.

“GBP Collection Account” means the single, segregated account with respect to Collections in Pounds Sterling at the Securities Intermediary in the name of the Borrower subject to the lien of the Collateral Agent for the benefit of the Secured Parties.
“Government Security” has the meaning specified in the definition of Deliver. “Governmental Authority” means, with respect to any Person, any nation or government, any supranational, state or other political or subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator, in each case, having jurisdiction or authority over such Person.
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IR    =    the Interest Rate applicable ~~to such Class~~ for such day;

P = the principal amount of the Advances ~~made in respect of such Loan Class~~ outstanding on such day; and

D    =    360 days.

“Interest Accrual Period” means (a) with respect to the first Payment Date, the period from and including the Closing Date to and including the last day of the calendar month preceding the first Payment Date and (b) with respect to any subsequent Payment Date, the period from and including the first day of the calendar month in which the preceding Payment Date occurred and ending on the last day of the calendar month immediately preceding the month in which such Payment Date occurs; provided that the final Interest Accrual Period hereunder shall end on and include the day prior to the payment in full of the Advances hereunder.

“Interest Collection Subaccount” has the meaning assigned to such term in Section 8.02(a).

“Interest Coverage Ratio” means, with respect to any Collateral Loan for any Relevant Test Period, the meaning of “Interest Coverage Ratio,” “Pro Forma Interest Coverage Ratio” or any comparable term in the Related Documents for such Collateral Loan, and in any case that “Interest Coverage Ratio,” “Pro Forma Interest Coverage Ratio” or such comparable term is not defined in such Related Documents, the ratio, for such Collateral Loan, of (a) EBITDA of the related Obligor for the Relevant Test Period to (b) cash interest expense of such Obligor for the Relevant Test Period, in each case, as calculated by the Servicer in good faith using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the applicable Related Documents.

“Interest Proceeds” means, with respect to any Collection Period or the related Determination Date, without duplication, the sum of:

(a)all payments of interest and other income received in cash by the Borrower during such Collection Period on the Collateral Loans (including interest purchased with Principal Proceeds, interest and other income received in cash on Ineligible Collateral Loans and the accrued interest received in cash in connection with a sale of any such Collateral Loan during such Collection Period);

(b)all principal and interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with Interest Proceeds and all interest payments received by the Borrower during such Collection Period on Eligible Investments purchased with amounts credited to the Revolving Reserve Account;

(c)all amendment and waiver fees, late payment fees (including compensation for delayed settlement or trades), and all protection fees and other fees and commissions received by the Borrower during such Collection Period unless the Servicer
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has determined in its sole discretion that such payments are to be treated as Principal Proceeds; and

(d)commitment fees, facility fees, anniversary fees, ticking fees and other similar fees received by the Borrower during such Collection Period unless the Servicer has determined in its sole discretion that such payments are to be treated as Principal Proceeds;

provided that:

(1)as to any Defaulted Collateral Loan (and only so long as it remains a Defaulted Collateral Loan), any amounts received in respect thereof will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all Collections in respect thereof since it became a Defaulted Collateral Loan equals the Principal Balance of such Defaulted Collateral Loan at the time as of which it became a Defaulted Collateral Loan and all amounts received in excess thereof will constitute Interest Proceeds; and

(2)any amounts received in respect of any Equity Security that was received in exchange for a Defaulted Collateral Loan will constitute Principal Proceeds (and not Interest Proceeds) until the aggregate of all collections in respect of such Equity Security equals the outstanding Principal Balance of the related Collateral Loan, at the time it became a Defaulted Collateral Loan, for which such Equity Security was received in exchange.

“Interest Rate” means, ~~for any Class~~ as of any date of determination, an interest rate per annum equal to Term SOFR (or the Base Rate, if applicable) plus the Applicable Margin.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investor Report” means the ongoing quarterly investor reports required pursuant to and in accordance with Article 7(1)(e) of the Securitisation Regulation.

“Law” means any action, code, consent decree, constitution, decree, directive, enactment, finding, guideline, law, injunction, interpretation, judgment, order, ordinance, policy statement, proclamation, promulgation, regulation, requirement, rule, rule of law, treaty, rule of public policy, settlement agreement, statute, or writ, of any Governmental Authority, or any particular section, part or provision thereof.

“Lender” means each Person listed on Schedule 1 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lender Fee Letter” means that certain fee letter, dated as of the Closing Date, by and among the Lenders, the Borrower and the Servicer, as amended or supplemented from time
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from an Approved Valuation Firm. For the avoidance of doubt, the Borrower may at any time resubmit a New Valuation for any Collateral Loan for approval by the Administrative Agent.

“Majority Lenders” means, ~~as of~~at any ~~date of determination, the Administrative Agent and~~time, (a) Lenders having ~~an aggregate Percentage~~Percentages aggregating greater than or equal to 50% and (b) the Administrative Agent; provided~~, however,~~ that ~~if any Lender shall be a Defaulting Lender at such time, then Advances~~, in addition to the foregoing, (x) if there are two (2) or more Lenders that are not Affiliates at such time, at least two (2) Lenders that are not Affiliates shall be required to constitute “Majority Lenders” and (y) Percentages owing to ~~such~~ Defaulting ~~Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts~~Lenders shall be ~~excluded from the determination of Majority Lenders~~disregarded for the purposes of this definition.

“Margin Stock” has the meaning assigned to such term in Regulation U. “Material Adverse Effect” means a material adverse effect on (a) the business, assets, financial condition or operations of the Borrower or the Servicer either individually or taken as a whole, (b) the validity or enforceability of this Agreement, the LLC Agreement or any other Facility Document or the validity, enforceability or collectability of the Collateral Loans or the Related Documents generally or any material portion of the Collateral Loans or the Related Documents, (c) the rights and remedies of the Administrative Agent, the Lenders and the other Secured Parties with respect to matters arising under this Agreement or any other Facility Document, (d) the ability of each of the Borrower or the Servicer to perform its obligations under any Facility Document to which it is a party, or (e) the status, existence, perfection, priority or enforceability of the Collateral Agent’s Lien on the Collateral.

“Material Modification” means, with respect to any Collateral Loan, any amendment, waiver, consent or modification of, or supplement to or inaction with, a Related Document with respect thereto (it being understood that a release document or similar instrument executed or delivered in connection with a disposition that is otherwise permitted under the applicable Related Documents shall not constitute an amendment or modification to such Related Document) executed or effected after the date on which such Collateral Loan is acquired by the Borrower, that:

(a)reduces, defers or forgives any principal amount of such Collateral Loan;

(b)reduces or forgives one or more interest payments which reduces the spread or coupon by more than 50 basis points or permits any interest due with respect to such Collateral Loan in cash to be deferred or capitalized and added to the principal amount of such Collateral Loan (other than (i) any modification that results in such Collateral Loan becoming a Partial PIK Loan, which, at the Borrower’s option, either (x) constitutes a “Revaluation Event” and a reclassification of such Collateral Loan as a Partial PIK Loan for purposes of clause (j) of the Concentration Limitations or (y) can be resubmitted to the Administrative Agent for approval under Section 2.02 as a new Collateral Loan, or (ii) any deferral or capitalization already expressly permitted by the terms of its Related Documents or pursuant to the application of a pricing grid, in each case, as of the date such Collateral Loan was acquired by the Borrower);
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(c)extends, delays or waives any date fixed for any scheduled payment (including at maturity) or mandatory prepayment of principal on such Collateral Loan, subject to any grace period agreed to by the Administrative Agent at the time of such modification; provided that a “Material Modification” shall not be deemed to have occurred pursuant to this clause (c) if (x) the Average Life of such Collateral Loan is increased by not more than the lesser of (i) six months or (ii) 20% from its Average Life on the related date of acquisition of such Collateral Loan by the Borrower and (y) the Senior Net Leverage Ratio of such Collateral Loan is not more than 85% of the maximum established in the Senior Net Leverage Ratio covenant of such Collateral Loan;

(d)in the case of a First Lien Last Out Loan or a First Lien Loan, contractually or structurally subordinates such Collateral Loan by operation of a priority of payments, turnover provisions or the transfer of assets in order to limit recourse to the related Obligor (other than as permitted by the terms of the Related Documents on the date such Collateral Loan was acquired);

(e)substitutes, alters, releases or terminates any material portion of the underlying assets securing such Collateral Loan (other than as expressly permitted by the Related Documents as of the date such Collateral Loan was acquired by the Borrower) or releases any material guarantor or co-Obligor from its obligations with respect thereto, and each such substitution, alteration, release or termination materially and adversely affects the value of such Collateral Loan (as determined in the commercially reasonable discretion of the Administrative Agent);

(f)modifies any term or provision of the Related Documents of such Collateral Loan that, as determined by the Borrower in consultation with the Administrative Agent, materially and adversely impacts the calculation of any financial covenant, the ~~definition~~definitions of “Permitted Liens” or “Indebtedness” (or any analogous ~~definition~~definitions), or the determination of any default or event of default with respect to the related Collateral Loan;

(g)results in change of currency of the Collateral Loan; or

(h)any other modification not set forth in clauses (a) through (g) above which, in the reasonable discretion of the Administrative Agent after consultation with the Borrower, is, in and of itself, material and adverse to the overall value of such Collateral Loan;
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provided that, for any Revaluation Event triggered by a “Material Modification” pursuant to clause (h) hereof, if the Borrower disagrees with the classification of such modification as a Material Modification under clause (h), then the Loan Value of such Collateral Loan will remain the assigned Loan Value for 15 Business Days or until a New Valuation is obtained, which New Valuation will be treated as the amended Loan Value; provided, further, that if a New Valuation is not obtained during such 15 Business Day period, then the amended Loan Value will be an Agent Valuation; provided, further, that if the Borrower has exercised its dispute right and the Loan Value has been amended to be the New Valuation for any such Collateral Loan pursuant to the first proviso above, the Administrative Agent may, in its sole discretion, further amend the Loan Value in respect of such Collateral Loan on any subsequent date, subject to the valuation procedures and dispute mechanics set forth in the definition of “Loan Value”.

“Maximum Available Amount” means, on any date of determination, an amount equal to the lesser of:

(a)the Maximum Facility Amount at such time; and

(b)the Borrowing Base (calculated after giving effect to the deposit or investment of such borrowed funds on the borrowing date).

“Maximum Facility Amount” means $~~500,000,000~~790,000,000 (as such amount may be reduced pursuant to Section 2.07); provided that it is understood that the loan facility established under this Agreement is an uncommitted facility and there is no express or implied commitment on the part of the Administrative Agent or any Lender to provide any Advance except that, in the case of Collateral Loans approved by means of an Approval Request or Approved List, the Lenders shall have committed to fund the related Advances (up to the amount(s) specified in the related Approval Request or Approved List), provided that the related conditions precedent set forth in Article III are satisfied with respect to such Advances on the applicable Borrowing Date.

“Maximum Portfolio Amount” means, as of any date of determination, the sum of
(i) the Maximum Facility Amount as of such date and (ii) the aggregate amount of all contributions by the Equityholder to the Borrower (other than contributions made to cure a Default or an Event of Default) less any principal distributions that constitute a return of capital to the Equityholder other than Excluded Principal Distributions.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of the Collateral Loans as of such date is less than or equal to six and a half (6.5) years.

“Measurement Date” means (a) the Closing Date, (b) each Borrowing Date, (c) each Payment Date Report Determination Date and (d) each other date reasonably requested by the Administrative Agent.

“Mezzanine Obligations” means unsecured obligations that are contractually subordinated in right of payment to other debt of the same issuer.
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“Minimum OC Coverage Test” means, as of any date, a test that is satisfied if the OC Ratio as of such date is equal to or greater than 1.00:1.00.

“Minimum Floating Spread” means 4.00%.

“Minimum Weighted Average Spread Test” means a test that is satisfied on any date of determination if the Weighted Average Floating Spread equals or exceeds the Minimum Floating Spread.

“Money” has the meaning specified in Section 1-201(24) of the UCC. “Moody’s” means Moody’s Investors Service, Inc., together with its successors.
“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is sponsored by the Borrower or a member of its ERISA Group or to which the Borrower or a member of its ERISA Group is obligated to make contributions or has any liability.

“Net-Debt-to-Recurring-Revenue Ratio” means, with respect to any Collateral Loan for any period, the meaning of “Net-Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the Related Documents for such Collateral Loan, and in any case that “Net-Debt-to-Recurring-Revenue Ratio” or such comparable term is not defined in such Related Documents, the ratio of (a) indebtedness of the related Obligor under such Collateral Loan and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Collateral Loan minus Unrestricted Cash and cash equivalents to (b) TTM Recurring Revenue, as calculated by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents; provided that, in the event of a lack of any such information necessary to calculate the Net-Debt-to-Recurring-Revenue Ratio for any Collateral Loan, the Net-Debt-to-Recurring-Revenue Ratio for such Collateral Loan shall be a ratio calculated by the Administrative Agent in its sole discretion after consultation with the Servicer or, if agreed to by the Administrative Agent, by the Servicer in good faith in accordance with the Servicing Standard.

“Non-Approval Event” means an event that (x) will be deemed to have occurred if the ratio (measured on a rolling three-month basis) of (i) the number or Dollar amount of Approval Requests for loans that satisfy the requirements of an Eligible Collateral Loan rejected by the Administrative Agent over (ii) the total number or aggregate Dollar amount of Approval Requests is greater than 70% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until ten (10) loans have been submitted for approval to the Administrative Agent by the Servicer, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Note” means each promissory note, if any, issued by the Borrower to a Lender in accordance with the provisions of Section 2.04(b), substantially in the form of Exhibit A.
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“Percentage” means with respect to any Lender as of any date of determination,
(a)with respect to each Lender party hereto and listed on Schedule 1, the percentage applicable to such Lender on such date of determination as specified on Schedule 1, as such amount is reduced by any Assignment and Acceptance entered into by such Lender with an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor, and
(b)with respect to each Lender that has become a party hereto pursuant to an Assignment and Acceptance and not listed on Schedule 1, the percentage set forth therein as such Lender’s Percentage, in each case as such amount is reduced by an Assignment and Acceptance entered into between such Lender and an assignee or increased by any Assignment and Acceptance entered into by such Lender with an assignor.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Assignee” means (a) a Lender or any of its Affiliates or (b) any Person managed by a Lender or any of its Affiliates.

“Permitted Currencies” means Pounds Sterling, Euro, Dollars and Canadian
Dollars.

“Permitted Distribution” means, on any Business Day, distributions of (x) Interest
Proceeds so long as immediately after giving effect to such Permitted Distribution, sufficient Interest Proceeds remain to pay all amounts payable on the immediately following Payment Date pursuant to Section 9.01(a)(i) as determined by the Servicer in good faith and/or (y) prior to the last day of the Reinvestment Period, Principal Proceeds; provided that amounts may be distributed pursuant to this definition so long as (i) no Default or Event of Default has occurred and is continuing (or would occur after giving effect to such Permitted Distribution), (ii) the Minimum OC Coverage Test is satisfied immediately prior to and immediately after giving effect to such Permitted Distribution and (iii) solely with respect to clause (y) above, the OC Ratio as of such date is equal to or greater than ~~1.20:1.00~~1.10:1.00. Notwithstanding the foregoing, nothing in this definition shall limit the right or ability of the Borrower to make a Permitted Tax Distribution.

“Permitted Liens” means any of the following: (a) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Person; (b) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith; (c) Liens granted pursuant to or by the Facility Documents, (d) judgement Liens not constituting an Event of Default hereunder,
(c)bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by such Person, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management, operating account arrangements and netting arrangements, (f) with respect to
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“Proceeds” has, with reference to any asset or property, the meaning assigned to it under Section 9-102(a)(64) of the UCC and, in any event, shall include any and all amounts from time to time paid or payable under or in connection with such asset or property.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 3.25. “QIB” has the meaning assigned to such term in Section 3.06(e).
“Qualified Institution” means a depository institution or trust company organized under the laws of the United States of America or any one of the States thereof or the District of Columbia (or any domestic branch of a foreign bank), (a)(i) that has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P or “P-1” or better by Moody’s, (ii) the parent corporation of which has either (A) a long-term unsecured debt rating of “A” or better by S&P and “A2” or better by Moody’s or (B) a short-term unsecured debt rating or certificate of deposit rating of “A-1” or better by S&P and “P-1” or better by Moody’s or (iii) is otherwise acceptable to the Administrative Agent and (b) the deposits of which are insured by the Federal Deposit Insurance Corporation.

“Qualified Purchaser” has the meaning assigned to such term in Section 13.06(e). “Recipient” means the Administrative Agent and each Lender.
“Recurring Revenue” means, with respect to any Obligor, (a) the “Recurring Revenue” of such Obligor or any comparable term defined in the Related Documents, or (b) in the case of any Collateral Loan with respect to which the Related Documents do not include a definition of “Recurring Revenue” or any comparable term, the amount of revenues of such Obligor in respect of perpetual licenses, subscription agreements, maintenance streams or other similar and perpetual cash flow streams, as calculated by the Administrative Agent in its sole discretion after consultation with the Servicer or, if agreed to by the Administrative Agent, by the Servicer in good faith in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor as per the requirements of the Related Documents.

“Recurring Revenue Loan” means a Collateral Loan that meets each of the following criteria as of the date of acquisition by the Borrower, subject to waiver by the Administrative Agent in accordance with the definition of Eligible Collateral Loan hereto (for the avoidance of doubt, if any Collateral Loan does not meet the below listed conditions, but such failure is waived by the Administrative Agent, such Collateral Loan shall still be subject to the Advance Rates, Concentration Limitations and Revaluation Events applicable to Recurring Revenue Loans set forth herein):

(a)such Collateral Loan is a First Lien Loan;
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(b)the Obligor with respect to such Collateral Loan is in a high growth industry or industry that customarily has businesses with recurring revenue models as determined by the Administrative Agent in its sole discretion or, if agreed to by the Administrative Agent, by the Servicer, in good faith in accordance with the Servicing Standard;

(c)the Obligor with respect to such Collateral Loan has generated a minimum of $15,000,000 in TTM Recurring Revenue during the most recent reporting period;

(d)the Net-Debt-to-Recurring-Revenue Ratio with respect to such Collateral Loan is less than 2.50:1.00 as of the later of the initial closing date of such Collateral Loan or the most recent Obligor Measurement Date, as applicable; and

(e)the Related Documents for such Collateral Loan require the Obligor with respect to such Collateral Loan to meet a minimum of two (2) financial covenants as determined by the Administrative Agent in its sole discretion, including a covenant for minimum liquidity and maximum ratio of principal loan amount outstanding to TTM Recurring Revenue.

“Register” has the meaning assigned to such term in Section 13.06(d).

“Regulation T,” “Regulation U” and “Regulation X” mean Regulation T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reinvestment Period” means the period from and including the Closing Date to and including the earlier of (a) the date that is the third anniversary of the ~~Closing~~Fifth Amendment Effective Date (or such later date as may be agreed by the Borrower, the Administrative Agent and each Lender pursuant to Section 2.16) and (b) the date of the termination of the Individual Lender Maximum Funding Amounts pursuant to Section 6.01.

“Related Documents” means, with respect to any Collateral Loan, (i) the loan or credit agreement evidencing such Collateral Loan, (ii) the principal security agreement, and (iii) if the same can be obtained without undue expense or effort, all other documents evidencing, securing, guarantying, governing or giving rise to such Collateral Loan but, for the avoidance of doubt, excluding immaterial certificates, notices and other ancillary documentation.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board of the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Recipients” has the meaning specified in Section 13.24(a).

“Relevant Test Period” means, with respect to any Collateral Loan, the relevant test period for the calculation of EBITDA, Interest Coverage Ratio or Senior Net Leverage Ratio, as applicable, for such Collateral Loan in the applicable Related Documents or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the
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last twelve consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Loan; provided that, with respect to any Collateral Loan for which the relevant test period is not provided for in the applicable Related Documents, if an Obligor is a newly-formed entity as to which twelve consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor or closing date of the applicable Collateral Loan to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation or closing, as applicable, and shall subsequently include each period of the last twelve consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.
“Requested Amount” has the meaning assigned to such term in Section 2.03. “Required Lenders” means, ~~as of~~at any ~~date of determination, the Administrative~~
~~Agent and~~time, (a) Lenders having ~~aggregate~~ Percentages aggregating greater than or equal to 66 2/3% and (b) the Administrative Agent; provided~~, however,~~ that ~~if any Lender shall be a Defaulting Lender at such time, then Advances~~, in addition to the foregoing, (x) if there are two
(2) or more Lenders that are not Affiliates at such time, at least two (2) Lenders that are not Affiliates shall be required to constitute “Required Lenders” and (y) Percentages owing to ~~such~~ Defaulting ~~Lender and such Defaulting Lender’s unfunded Individual Lender Maximum Funding Amounts~~Lenders shall be ~~excluded from the determination of Required Lenders~~disregarded for the purposes of this definition.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means (a) in the case of (i) a corporation or (ii) a partnership or limited liability company that, in each case, pursuant to its Constituent Documents, has officers, any chief executive officer, chief financial officer, chief administrative officer, managing director, president, senior vice president, vice president, assistant vice president, treasurer, director or manager, and, in any case where two Responsible Officers are acting on behalf of such entity, the second such Responsible Officer may be a secretary or assistant secretary (provided that a director or manager of the Borrower shall be a Responsible Officer regardless of whether its Constituent Documents provide for officers), (b) without limitation of clause (a)(ii), in the case of a limited partnership, the Responsible Officer of the general partner, acting on behalf of such general partner in its capacity as general partner, (c) without limitation of clause (a)(ii), in the case of a limited liability company, any Responsible Officer of the sole member or managing member, acting on behalf of the sole member or managing member in its capacity as sole member or managing member, (d) in the case of a trust, the Responsible Officer of the trustee, acting on behalf of such trustee in its capacity as trustee, (e) an “authorized signatory” or “authorized officer” that has been so authorized pursuant to customary corporate proceedings, limited partnership proceedings, limited liability company proceedings or trust proceedings, as the case may be, and that has responsibilities commensurate with the matter for which it is acting as a Responsible Officer: the initial “authorized signatories” of the parties hereto are set forth on Schedule 6 (as such Schedule 6 may be modified from time to time by written notice), and (f) in the case of the Custodian, the Securities Intermediary, the Collateral Agent or Administrative Agent, an officer of the Custodian, the
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earlier of (i) a Responsible Officer of the Servicer acquiring actual knowledge of such breach or (ii) the Servicer receiving written notice from either Agent of such breach;

(e)the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess individually or in the aggregate of $100,000,000, with respect to the Servicer (in each case, net of amounts covered by insurance), and the Servicer shall not have either (i) discharged, satisfied or provided for the discharge or satisfaction of any such judgment, decree or order in accordance with its terms or (ii) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed, vacated or bonded during the pendency of the appeal, in each case, within sixty (60) days from the date of entry thereof;

(f)the Servicer shall have made payments to settle any litigation, claim or dispute (in each case, net of amounts covered by insurance) totaling more than, in the aggregate, $100,000,000;

(g)an Insolvency Event relating to the Servicer occurs;

(h)except as permitted hereunder, the Servicer or an Affiliate thereof meeting the requirements set forth in Section 11.01(g) ceases to be the Servicer;

(i)any failure by the Servicer to deliver any required reporting under the Facility Documents on or before the date occurring five (5) Business Days after the date such report is required to be made;

(j)any failure by the Servicer to deposit or credit, or to deliver for deposit, in the Covered Accounts any amount required hereunder to be so deposited, credited or delivered by it, or to make any distributions therefrom required by it, in each case on or before the date occurring three (3) Business Days after the date such deposit or distribution is required to be made by the Servicer; or

(k)a Change of Control occurs.

“Servicer Removal Notice” shall have the meaning assigned to such term in Section 11.01(b).
“Servicing Standard” has the meaning assigned to such term in Section 11.02(d). “Solvent” means, as to any Person, such Person is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the Debtor and Creditor Law of the State of New York.

“Specified Eligible Investment” means an Eligible Investment meeting the requirements of Section 8.06(a) and that is available to the Collateral Agent, specified by the Servicer to the Collateral Agent (with a copy to the Administrative Agent) on or prior to the initial Borrowing Date; provided that, so long as no Event of Default shall have occurred and then be continuing, at any time with not less than five Business Days’ notice to the Collateral
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Agent (with a copy to the Administrative Agent) the Servicer may (and, if the then Specified Eligible Investment is no longer available to the Collateral Agent, shall) designate another Eligible Investment that meets the requirements of Section 8.06(a) and that is available to the Collateral Agent to be the Specified Eligible Investment for purposes hereof. After the occurrence and continuation of an Event of Default, a Specified Eligible Investment shall mean an Eligible Investment meeting the requirements of Section 8.06(a) and which has been selected by the Administrative Agent and specified to the Collateral Agent.

“Structured Finance Obligation” means any debt obligation owing by a special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Structured Finance Obligations.

“Structuring Agent” means BNP Paribas Securities Corp.

“Substitute Eligible Collateral Loan” means each Eligible Collateral Loan pledged by the Borrower to the Collateral Agent, on behalf of the Secured Parties, pursuant to Section 10.01(d).

“Supported QFC” has the meaning set forth in Section 13.25.

“Synthetic Security” means a security or swap transaction (excluding, for purposes of this Agreement, a participation interest) that has payments associated with either payments of interest and/or principal on a reference obligation or the credit performance of a reference obligation.

“Tangible Net Worth” means, with respect to any Person, the consolidated net worth of such Person and its consolidated subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” means, for any calculation with respect to an Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Accrual Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Accrual Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred,
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“Unfunded Amount” means, with respect to any Collateral Loan, as of any date of determination, the unfunded commitment of the Borrower with respect to such Collateral Loan as of such date.

“Unrestricted Cash” has the meaning assigned to the term “Unrestricted Cash” or any comparable term defined in the Related Documents for each Collateral Loan, and in any case that “Unrestricted Cash” or such comparable term is not defined in such Related Documents, all cash available for use for general corporate purposes and not held in any reserve account or legally or contractually restricted for any particular purposes or subject to any lien (other than blanket liens permitted under or granted in accordance with such Related Documents).
“Unused Fees” has the meaning assigned to such term in the Lender Fee Letter. “U.S. Government Securities Business Day” means any day except for (a) a
Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 13.25.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in
Section 13.03(g)(iii).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Weighted Average Advance Rate” means, as of any date of determination with respect to all Eligible Collateral Loans included in the Aggregate Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Eligible Collateral Loan by (ii) such Eligible Collateral Loan’s contribution to the Aggregate Net Collateral Balance and dividing (b) such sum by the Aggregate Net Collateral Balance.

~~“Weighted Average Class 1 Advance Rate” means, as of any date of determination with respect to all Class 1 Loans included in the Aggregate Class 1 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 1 Loan by (ii) such Class 1 Loan’s contribution to the Aggregate Class 1 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 1 Net Collateral Balance.~~

~~“Weighted Average Class 2 Advance Rate” means, as of any date of determination with respect to all Class 2 Loans included in the Aggregate Class 2 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 2 Loan by (ii) such Class 2 Loan’s contribution to the Aggregate~~
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~~Class 2 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 2 Net Collateral Balance.~~

~~“Weighted Average Class 3 Advance Rate” means, as of any date of determination with respect to all Class 3 Loans included in the Aggregate Class 3 Net Collateral Balance, the number obtained by (a) summing the products obtained by multiplying (i) the Advance Rate of each Class 3 Loan by (ii) such Class 3 Loan’s contribution to the Aggregate Class 3 Net Collateral Balance and dividing (b) such sum by the Aggregate Class 3 Net Collateral Balance.~~

“Weighted Average Life” means, as of any date of determination with respect to all Eligible Collateral Loans, the number of years following such date obtained by:

(a)summing the products of (i) the Average Life at such time of each Eligible Collateral Loan multiplied by (ii)(A) the Principal Balance plus (B) the Unfunded Amount of such Collateral Loan; and

(b)dividing such sum by the sum of the Aggregate Principal Balance plus the Unfunded Amount of all Eligible Collateral Loans as of such date.

For purposes of the foregoing, the “Average Life” is, on any date of determination with respect to any Eligible Collateral Loan, the quotient obtained by dividing (i) the sum of the products of (A) the number of years (rounded to the nearest one hundredth thereof) from such date of determination to the respective dates of each successive Scheduled Distribution of principal of such Collateral Loan and (B) the respective amounts of principal of such Scheduled Distributions by (ii) the sum of all successive Scheduled Distributions of principal on such Collateral Loan. Notwithstanding the foregoing, the Weighted Average Life of a Revolving Collateral Loan shall be excluded from such calculation unless mutually agreed to by the Borrower and the Administrative Agent.

“Weighted Average Floating Spread” means, as of any Measurement Date, a fraction (expressed as a percentage) obtained by (i)(x) multiplying the Principal Balance of each floating rate Collateral Loan (excluding the unfunded portion of any Delayed Drawdown Collateral Loan or Revolving Collateral Loan) held by the Borrower as of such Measurement Date by its Effective Spread and (y) multiplying the unfunded portion of each Delayed Drawdown Collateral Loan and each Revolving Collateral Loan held by the Borrower as of such Measurement Date by the related commitment fee, (ii) summing the amounts determined pursuant to clause (i), and (iii) dividing the sum determined pursuant to clause (ii) by the Aggregate Principal Balance of all floating rate Collateral Loans; provided that Defaulted Collateral Loans shall not be included in the calculation of the Weighted Average Floating Spread.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
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effect to (x) all purchases or sales to be entered into on such Trade Date and (y) all Advances requested to be made on such Trade Date plus the balance of all unfunded Advances to be made in connection with the Borrower’s purchase of previously requested (and approved) Collateral Loans.

(i)Unless otherwise expressly provided for herein, all monetary calculations (other than for Dollars) under this Agreement shall be the Dollar Equivalent of such amount, as applicable.

(j)References in this Agreement to the Borrower’s “purchase” or “acquisition” of a Collateral Loan include references to the Borrower’s acquisition of such Collateral Loan by way of a sale and/or contribution from the Equityholder and the Borrower’s making or origination of such Collateral Loan. Portions of the same Collateral Loan acquired by the Borrower on different dates (whether through purchase, receipt by contribution or the making or origination thereof, but excluding subsequent draws under Revolving Collateral Loans or Delayed Drawdown Collateral Loans) will, for purposes of determining the purchase price of such Collateral Loan, be treated as a weighted average purchase price for any particular Collateral Loan.

(k)For the purposes of calculating compliance with each of the Concentration Limitations all calculations will be rounded to the nearest 0.01%.

(l)For purposes of calculating compliance with any test under this Agreement in connection with the acquisition or disposition of a Collateral Loan or Eligible Investment, the trade date (the “Trade Date”) (and not the settlement date) with respect to any such Collateral Loan or Eligible Investment under consideration for acquisition or disposition shall be used to determine whether such acquisition or disposition is permitted hereunder.

ARTICLE II ADVANCES
Section 2.01 Revolving Credit Facility. On the terms and subject to the conditions hereinafter set forth, including Article III, each Lender severally agrees to make available to the Borrower an uncommitted revolving credit facility providing for Advances ~~under each Class~~ from time to time in Dollars on any Business Day during the Reinvestment Period (or immediately thereafter pursuant to Section 8.04), pro rata based on each Lender’s unused Individual Lender Maximum Funding Amount as of such date, in each case in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Individual Lender Maximum Funding Amount and, as to all Lenders, in an aggregate principal amount at any one time outstanding up to but not exceeding the Maximum Available Amount as then in effect; provided that, after making any such Advance, ~~each Class~~the Minimum OC Coverage Test shall be satisfied.

Within such limits and subject to the other terms and conditions of this Agreement, the Borrower may borrow (and re-borrow) Advances under this Section 2.01 and prepay Advances under Section 2.06. Notwithstanding anything in this Agreement to the
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a copy to the Borrower and the Collateral Agent) a copy of the Collateral Loan Buy Confirmation.

(vii)With respect to loans that are not on the Approved List, the Borrower (or the Servicer on behalf of the Borrower) may send an Approval Request at any time to the Administrative Agent. If the Administrative Agent receives an Approval Request by 12:00 p.m. New York City time on any Business Day, the Administrative Agent shall use commercially reasonable efforts to notify the Servicer and Borrower in writing (including via electronic mail) whether it has approved or rejected such Approval Request by 12:00
p.m. New York City time on or prior to the second Business Day thereafter (it being understood, for the avoidance of doubt, that (x) any Approval Request received by the Administrative Agent after 12:00 p.m. New York City time on any Business Day shall be deemed to have been received on the following Business Day and (y) any Approval Request as to which the Administrative Agent has not notified the Servicer and Borrower that it has approved such Approval Request by 12:00 p.m. New York City time on or prior to the second Business Day thereafter shall be deemed to have been rejected); provided further that the Borrower shall have the ability to commit to purchase any loan approved and added to the Approved List pursuant to this clause (vii) without further approval by the Administrative Agent only if the Borrower commits to purchase such loan within ten (10) Business Days from the date of such approval by the Administrative Agent. On the date occurring ten (10) Business Days after the date of such approval by the Administrative Agent, any such approved loan, if not purchased or committed to be purchased by the Borrower, will be deemed to be removed from the Approved List.

(viii)[Reserved.]

(ix)Notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall have the right, acting in its sole and absolute discretion, to
(A) approve or reject any Approval Request or any loan in the Asset List, (B) at any time, rescind the approval of any Approval Request or any loan in the Approved List, and (C) request additional information reasonably available to the Borrower regarding any proposed Collateral Loan; provided that any rescission of approval shall not invalidate any commitment to purchase a Collateral Loan entered into by the Borrower (or the Servicer on its behalf) prior to one hour after the delivery (via email) of such rescission; provided, further that the Servicer shall not initiate negotiations to acquire any proposed Collateral Loan on the Approved List after receipt of a notice of rescission in respect thereof.

Section 2.03    Making of the Advances.    (a)    If the Borrower desires that the Lenders make an Advance under this Agreement with respect to any Loan Class in connection with the Borrower’s purchase of a Collateral Loan for which the Approval Request has been approved or which has been identified on the Approved List pursuant to Section 2.02, it shall give the Collateral Agent and the Administrative Agent (with a copy to each Lender) a written notice (each, a “Notice of Borrowing”) for such Advance (which notice shall be irrevocable and effective upon receipt) not later than 2:00 p.m. at least one (1) Business Day (or, in the case of any Advance in a currency other than Dollars, two (2) Business Days) prior to the day of the requested Advance.
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Each Notice of Borrowing shall be substantially in the form of Exhibit B, dated the date the request for the related Advance is being made, signed by a Responsible Officer of the Borrower or the Servicer, as applicable, shall attach a Borrowing Base Calculation Statement (which Borrowing Base Calculation Statement shall give pro forma effect to any Collateral Loans being acquired with the proceeds of such Advance on such date or the following Business Day), and shall otherwise be appropriately completed. In addition, the Servicer must provide (or have previously provided) to the Administrative Agent for each Collateral Loan copies of the Asset Information related to such Collateral Loan and such additional materials related to such Collateral Loan as may be reasonably requested by the Administrative Agent. ~~Each Notice of Borrowing shall specify the Class under which the related Advance shall be allocated.~~ The proposed Borrowing Date specified in each Notice of Borrowing shall be a Business Day falling on or prior to the Facility Termination Date, the currency of the Advance requested shall be Dollars and the amount of the Advance requested in such Notice of Borrowing (the “Requested Amount”) shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof (or, if less, the remaining unfunded Individual Lender Maximum Funding Amounts hereunder or, in the case of Revolving Collateral Loans and Delayed Drawdown Collateral Loans, such lesser amount required to be funded by the Borrower in respect thereof).

(b)Each Lender shall, not later than 2:00 p.m. on each Borrowing Date ~~in respect of Advances under any Class~~, make its Percentage of the applicable Requested Amount available to the Borrower by disbursing such funds in Dollars to the applicable Principal Collection Subaccount (or in accordance with the wire instructions delivered in connection with the Notice of Borrowing).

(c)[Reserved.]

(d)Notwithstanding anything in this Section 2.03 to the contrary, the Servicer, on behalf of the Borrower, may deliver a Notice of Borrowing to the Collateral Agent and the Administrative Agent (with a copy to each Lender) after 2 p.m. on the first Business Day prior to the proposed Advance and prior to 11 a.m. on the date of the proposed Advance (an “Expedited Notice of Borrowing”). Upon receipt of an Expedited Notice of Borrowing, each Lender shall use commercially reasonable efforts to make such Advance on the proposed funding date set forth in the Expedited Notice of Borrowing subject to the terms and conditions for borrowings otherwise set forth in this Agreement; provided, that if a Lender is unable to make an Advance pursuant to an Expedited Notice of Borrowing due to the occurrence of a force majeure, or any other unexpected and unforeseen event, including, without limitation, market disruptions, such Lender shall make such Advance subject to the terms and conditions for Advances otherwise set forth in this Agreement as soon as such Lender is reasonably able to do so.

Section 2.04    Evidence of Indebtedness.    (a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to it and resulting from the Advances made by such Lender to the Borrower, from time to time, including the amounts and currencies of principal and interest thereon and paid to it, from time to time hereunder; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Advances in accordance with the terms of this Agreement.
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(b) Any Lender may request that its Advances to the Borrower be evidenced by a Note. In such event, the Borrower shall promptly prepare, execute and deliver to such Lender a Note payable to such Lender and otherwise appropriately completed. Thereafter, the Advances of such Lender evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.06(a)) be represented by a Note payable to such Lender (or registered assigns pursuant to Section 13.06(a)), except to the extent that such Lender (or assignee) subsequently returns any such Note for cancellation and requests that such Advances once again be evidenced as described in clause (a) of this Section 2.04.

Section 2.05    Payment of Principal and Interest.    The Borrower shall pay principal and Interest on the Advances as follows:

(a)100% of the outstanding principal amount of each Advance, together with all accrued and unpaid Interest thereon, shall be payable on the Final Maturity Date.

(b)Interest shall accrue on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full. The Administrative Agent shall, prior to each Payment Date, determine the accrued and unpaid Interest ~~with respect to each Class~~ for the related Interest Accrual Period and Unused Fees payable thereto using the Interest Rate applicable ~~to such Class~~thereto during such Interest Accrual Period to be paid by the Borrower on each Payment Date for the related Interest Accrual Period and shall advise each Lender, the Collateral Agent and the Servicer thereof and shall send a consolidated invoice of all such Interest and Unused Fees to the Borrower on the third (3rd) Business Day prior to the Payment Date Report Determination Date with respect to such Payment Date.

(c)Accrued and unpaid Interest ~~with respect to each Class~~ shall be payable in arrears (i) on each Payment Date, and (ii) in connection with any prepayment of the Advances pursuant to Section 2.06(a); provided that (x) with respect to any prepayment in full of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on such date or as otherwise agreed to between the Lenders and the Borrower and (y) with respect to any partial prepayment of the Advances outstanding, accrued and unpaid Interest on such amount through the date of prepayment shall be payable on the Payment Date following such prepayment (or on such date of prepayment if requested by the Administrative Agent).

(d)The obligation of the Borrower to pay the Obligations, including the obligation of the Borrower to pay the Lenders the outstanding principal amount of the Advances and accrued interest thereon, shall be absolute and unconditional, and shall be paid strictly in accordance with the terms hereof (including Section 2.15), under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person except as otherwise provided under the Facility Documents.

Section 2.06    Prepayment of Advances.

(a)Optional Prepayments. The Borrower may, from time to time on any Business Day, voluntarily prepay Advances ~~under one or more Classes~~ in whole or in part,
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without penalty or premium; provided that the Borrower shall have delivered to the Collateral Agent, the Lenders and the Administrative Agent written notice of such prepayment (such notice, a “Notice of Prepayment”) in the form of Exhibit C not later than 2:00 p.m. one (1) Business Day prior to the date of such prepayment.    The Administrative Agent shall promptly notify the Lenders of such Notice of Prepayment. Each such Notice of Prepayment shall specify the portion of the outstanding principal balance ~~under each Class~~ that shall be prepaid and be irrevocable and effective upon receipt and shall be dated the date such notice is being given, signed by a Responsible Officer of the Borrower and otherwise appropriately completed. Each Notice of Prepayment shall provide for prepayment of Advances by the Borrower pursuant to this Section 2.06(a), in each case, in an aggregate principal amount of at least $500,000 or, if less, the entire outstanding principal amount of the Advances of the Borrower. If a Notice of Prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)Mandatory Prepayments. The Borrower shall prepay the Advances on each Payment Date in the manner and to the extent provided in the Priority of Payments.

(c)Additional Prepayment Provisions. Each prepayment pursuant to this Section 2.06 shall be subject to Sections 2.05(c) and 2.11 and applied to the Advances in accordance with the Lenders’ respective Percentages.

~~(d)Re-designation of Class Advances. The Borrower (or the Servicer on its behalf) shall be permitted at any time, upon written notice to the Administrative Agent, each Lender and the Collateral Agent, to re-allocate the aggregate outstanding principal balance under each Class to cause each Class Minimum OC Coverage Test to be satisfied or, if not satisfied, improved. If any of the Class Minimum OC Coverage Tests is not satisfied and such failure has not been cured within five Business Days of the occurrence thereof (provided that no such cure period shall be permitted if an OC Ratio Breach has occurred and is continuing), the Administrative Agent may, upon written notice to the Borrower, each Lender and the Collateral Agent, re-allocate the aggregate outstanding principal balance under each Class so long as after giving effect to such re-allocation, each Class Minimum OC Coverage Test is satisfied or, if not satisfied, improved.~~

Section 2.07    Changes of Individual Lender Maximum Funding Amounts.

(a)Automatic Reduction and Termination. Subject to the provisions of Section 8.04, the Individual Lender Maximum Funding Amounts of each Lender shall be automatically reduced to zero at 5:00 p.m. on the Facility Termination Date.

(b)Optional Reductions. At any time after the Closing Date, the Borrower shall have the right to terminate or reduce the unused amount of the Facility Amount at any time or from time to time concurrently with the payment of any applicable Facility Reduction Fee payable in connection therewith upon not less than two (2) Business Days’ prior notice to the Collateral Agent, the Lenders and the Administrative Agent of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction; provided that (i) the amount of any such reduction of the Facility Amount shall be equal to at least $500,000 or an integral multiple of $100,000 in excess thereof
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(n)    such other opinions, instruments, certificates and documents from the Borrower as the Agents or any Lender shall have reasonably requested.

Section 3.02 Conditions Precedent to Each Advance. The obligation of each Lender to make each Advance to be made by it (including the initial Advance) on each Borrowing Date shall be subject to the fulfillment (or written waiver) of the following conditions; provided that the conditions described in clauses (d) and (e) (other than a Default or Event of Default described in Section 6.01(i)) below need not be satisfied if the proceeds of the Advance are used to fund Revolving Collateral Loans or Delayed Drawdown Collateral Loans then owned by the Borrower to fund the Revolving Reserve Account to the extent required under Section 8.04:

(a)subject to Section 2.02, the Administrative Agent must have received and approved an Approval Request for the loan(s) the Borrower intends to purchase with the proceeds of the Advance and such approval has not expired or been rescinded or the loan(s) the Borrower intends to purchase with the proceeds of the Advance must be on the current Approved List;

(b)the Administrative Agent shall have received a Notice of Borrowing with respect to such Advance (including the Borrowing Base Calculation Statement attached thereto, all duly completed) delivered in accordance with Section 2.03;

(c)immediately before and after the making of such Advance on the applicable Borrowing Date, the ~~Minimum OC Coverage Test shall be satisfied and each Class~~ Minimum OC Coverage Test shall be satisfied (as demonstrated on the Borrowing Base Calculation Statement attached to such Notice of Borrowing) and the Collateral Quality Test will be satisfied, maintained or improved;

(d)each of the representations and warranties of the Borrower, the Servicer and the Equityholder contained in the Facility Documents shall be true and correct in all material respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date as if made on such date); provided that any representations of the Borrower, the Servicer and the Equityholder contained in the Facility Documents that is already qualified by any materiality standard or a no Material Adverse Effect standard shall be true and correct in all respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date as if made on such date) without regard to the materiality standard set forth in this clause (d);

(e)no Default, Event of Default, Potential Servicer Removal Event or Servicer Removal Event shall have occurred and be continuing at the time of the making of such Advance or shall result upon the making of such Advance;

(f)the Reinvestment Period shall not have terminated; and
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(g)Collections. It shall direct any agent or administrative agent for any Collateral Loan to remit all payments and collections with respect to such Collateral Loan and, if applicable, to direct the Obligor with respect to such Collateral Loan to remit all such payments and collections with respect to such Collateral Loan directly to the Collection Account.

(h)Priority of Payments. It shall instruct the Collateral Agent to apply all Interest Proceeds and Principal Proceeds solely in accordance with the Priority of Payments and the other provisions of this Agreement.

(i)Anti-Corruption Laws and Sanctions. The Servicer shall maintain policies and procedures designed to prevent violation of any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction. The Servicer shall not use the proceeds of the loan hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, sister company, joint venture partner or any other Person (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions, any applicable anti-bribery, anti-corruption, anti-terrorism or anti-money laundering laws, regulations or rules in any applicable jurisdiction by any Person (including any Person participating in the loan hereunder, whether as underwriter, advisor, investor, lender, hedge provider, facility or security agent or otherwise).

Section 5.03    Negative Covenants of the Borrower.    The Borrower covenants and agrees that, until the Collection Date:

(a)Restrictive Agreements. It shall not enter into or suffer to exist or permit to become effective any agreement that prohibits, limits or imposes any condition upon its ability to create, incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or revenues constituting Collateral, whether now owned or hereafter acquired, to secure its obligations under the Facility Documents other than this Agreement and the other Facility Documents.

(b)Liquidation; Merger; Sale of Collateral. It shall not consummate any plan of liquidation, dissolution, partial liquidation, merger, consolidation or division (or suffer any liquidation, dissolution or partial liquidation) nor sell, transfer, exchange or otherwise dispose of any of its assets, or enter into an agreement or commitment to do so or enter into or engage in any business with respect to any part of its assets, except as expressly permitted by this Agreement and the other Facility Documents (including in connection with the repayment in full of the Obligations).

(c)Amendments to Constituent Documents, Etc. Without the consent of the Administrative Agent and each Required Lender (such consent not to be unreasonably withheld or delayed), but subject to 5.03(g), (i) it shall not amend, modify or take any action inconsistent with its Constituent Documents and (ii) it will not amend, modify or waive in any material respect any term or provision in any Facility Document (other than in accordance with the respective terms thereof).
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(d)ERISA. It shall not establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan and no member of the ERISA Group shall establish or incur any liability or obligation with respect to any Plan or Multiemployer Plan that in each case would reasonably be expected to result in a Material Adverse Effect.

(e)Liens. It shall not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any of its assets now owned or hereafter acquired by it at any time, except for Permitted Liens or as otherwise expressly permitted by this Agreement and the other Facility Documents.

(f)Margin Requirements; Covered Transactions. It shall not (i) extend credit to others for the purpose of buying or carrying any Margin Stock in such a manner as to violate Regulation T or Regulation U or (ii) use all or any part of the proceeds of any Advance, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that violates the provisions of the Regulations of the Board of Governors, including, to the extent applicable, Regulation U and Regulation X.

(g)Changes to Filing Information; Change of Location of Underlying Instruments. It shall not change its name or its jurisdiction of organization from that referred to in Section 4.01(a), unless (x) in the case of a change to its jurisdiction of organization, it receives the consent of each Lender and (y) it gives thirty (30) days’ (or such shorter period as agreed to by the Administrative Agent) prior written notice to the Agents and takes all actions that the Administrative Agent or the Required Lenders (through the Administrative Agent) reasonably request and determine to be necessary to protect and perfect the Collateral Agent’s perfected security interest in the Collateral. It shall not, without the prior consent of the Administrative Agent, consent to the Collateral Agent moving any Certificated Securities or Instruments, unless the Borrower has given at least ten (10) days’ (or such shorter period as agreed to by the Administrative Agent) written notice to the Administrative Agent and has taken all actions required under the UCC of each relevant jurisdiction in order to ensure that the Collateral Agent’s first priority perfected security interest (subject to Permitted Liens) continues in full effect.

(h)Transactions with Affiliates. It shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, the Servicer, the Equityholder and/or any of their Affiliates (including sales of Defaulted Collateral Loans and other Collateral Loans), unless
(x) such transaction is upon terms no less favorable to the Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate (it being agreed that any purchase or sale at par shall be deemed to comply with this provision) or (y) the Borrower has received the prior written consent of the Administrative Agent with respect to such transaction. Notwithstanding the foregoing or anything to the contrary contained herein, nothing shall prohibit Borrower from (i) transferring or distributing the Collateral Loans to the Equityholder or an Affiliate of the Equityholder, as applicable, in accordance with Article X, (ii) making Permitted Distributions (in accordance with the definition thereof), (iii) making Permitted Tax Distributions (in accordance with the definition thereof) or (iv) effecting any transactions in accordance with the terms of the Loan Sale Agreement.
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(b)any failure by the Borrower to deposit or credit, or to deliver for deposit, in the Covered Accounts any amount required hereunder to be so deposited credited or delivered by it, on or before the date occurring three (3) Business Days after the date such deposit or distribution is required to be made by the Servicer;

(c)the Borrower or the pool of Collateral becomes an investment company required to be registered under the Investment Company Act;

(d)except as otherwise provided in this Section 6.01, a default in the performance, or breach, of any covenant or agreement of the Borrower or Equityholder under this Agreement or the other Facility Documents to which it is a party (it being understood, without limiting the generality of the foregoing, that any failure to meet any Concentration Limitation, the Collateral Quality ~~Test, any Class Minimum OC Coverage~~ Test or the Minimum OC Coverage Test is not an Event of Default under this clause (d)), or the failure of any representation or warranty of the Borrower or the Equityholder made in this Agreement or in any other Facility Document to be correct, in each case, in all material respects when the same shall have been made, and the continuation of such default, breach or failure for a period of thirty (30) days after the earlier of (i) written notice to the Borrower and the Servicer (which may be by e-mail) by either Agent, and (ii) a Responsible Officer of the Borrower or the Servicer has acquired actual knowledge thereof; provided that if such default, breach or failure cannot be cured, such Event of Default shall occur immediately after receipt by the Borrower of such written notice from the Administrative Agent;

(e)the Borrower ceases to have a valid ownership interest in all of the Collateral (subject to Permitted Liens);

(f)the Borrower assigns any of its rights, obligations, or duties under the Facility Documents without the prior written consent of each Lender;

(g)the Borrower’s assets (or the Collateral) constitute “plan assets” for purposes of the Plan Asset Rule;

(h)(i) any Facility Document or any material provision thereof shall (except in accordance with its terms) terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Equityholder or the Servicer, (ii) the Borrower, the Equityholder, the Servicer or any Governmental Authority shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Facility Document or any Lien purported to be created thereunder, or (iii) any Lien securing any obligation under any Facility Document shall, in whole or in part, cease to be a first priority perfected security interest of the Collateral Agent, except as otherwise permitted in accordance with the Facility Documents (subject to Permitted Liens);

(i)an Insolvency Event relating to the Borrower or the Equityholder;

(j)failure to reduce ~~the Advances~~all Obligations to $0 by the Final Maturity
Date;
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Accounts and the other Collateral and provide any other requested information reasonably available to the Collateral Agent and required to be provided by Section 8.07 or to permit the Servicer to perform its obligations hereunder or the Borrower’s obligations hereunder that have been delegated to the Servicer. The Collateral Agent shall promptly forward to the Servicer copies of notices and other writings received by it from the Obligor of any Collateral Loan or from any Clearing Agency with respect to any Collateral Loan which notices or writings advise the holders of such Collateral Loan of any rights that the holders might have with respect thereto (including requests to vote with respect to amendments or waivers and notices of prepayments and redemptions) as well as all periodic financial reports received from such Obligor and Clearing Agency with respect to such Obligor.

Section 8.07    Accountings.

(a)[Reserved.]

(b)Payment Date Accounting. The Borrower shall render (or cause to be rendered) an accounting (each, a “Payment Date Report”), determined as of the close of business on each Determination Date preceding a Payment Date (such Determination Date, a “Payment Date Report Determination Date”), and shall deliver such Payment Date Report to the Agents, the Servicer and each Lender not later than the second Business Day preceding the related Payment Date.    The Servicer shall compile and provide to the Collateral Agent and the Administrative Agent a loan data file (the “Data File”) in the form of Exhibit H for the previous monthly period ending on the Payment Date Report Determination Date (containing such information agreed upon by the Servicer, the Collateral Agent and the Administrative Agent). The Servicer shall provide (or cause to be provided) the Data File to the Collateral Agent at least three (3) Business Days prior to the Payment Date. The Collateral Agent shall use commercially reasonable efforts to review and, based solely on the Data File provided by the Borrower (or Servicer on its behalf), re-calculate the calculations in clauses (i) through (xvi) below made by the Servicer in any such Payment Date Report for such calendar month, within two (2) Business Days of the receipt thereof and notify the Servicer and the Administrative Agent in the event of any discrepancy between the Collateral Agent’s calculations and the Payment Date Report. The Collateral Agent shall re-calculate pursuant to the preceding sentence:    (i) Aggregate Net Collateral Balance, (ii) Borrowing Base, (iii) Excess Concentration Amount, (iv) Maximum Available Amount, (v~~) Class 1 Borrowing Base, (vi) Class 2 Borrowing Base, (vii) Class 3 Borrowing Base, (viii) Class 1 OC Ratio, (ix) Class 2 OC Ratio, (x) Class 3 OC Ratio, (xi) each Class Minimum OC Coverage Test, (xii~~) the Minimum OC Coverage Test, (~~xiii~~vi) the Collateral Quality Test, (~~xiv~~vii) completion of Priority of Payments pursuant to Section 9.01(a), (~~xv~~viii) balances for each of the Covered Accounts and (~~xvi~~ix) such other calculations as may be mutually agreed upon by the Collateral Agent, the Servicer and the Administrative Agent. Upon receipt of such notice reporting and showing discrepancies, if any, from the Collateral Agent and in any event by no later than the Payment Date, the Servicer shall compile and provide (or cause to be compiled and provided) to the Agents and the Lenders the Payment Date Report. The Payment Date Report shall contain the information that is agreed to by the Servicer, the Administrative Agent and the Collateral Agent from time to time.

In addition, the Borrower shall provide (or cause to be provided) in each Payment Date Report a statement setting forth in reasonable detail each amendment, modification or
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Determination Date, to the extent received before the related Payment Date) will be transferred into the Payment Account, to be applied in the following order of priority:

(A)to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B)(1) first, to pay Administrative Expenses; provided that the amounts in this clause (B)(1) shall not exceed the Administrative Expense Cap; and (2) second, to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

(C)to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Unused Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D)(1) first, to the Servicer to pay the Servicer Fee, plus any Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds; and (2) second, to pay Servicer Expenses; provided that the amounts in this clause (D)(2) shall not exceed the Servicer Expense Cap for such Payment Date;

(E)to make Permitted Tax Distributions;

(F)(1) on the Payment Date occurring after the 12-month anniversary of the Facility Termination Date, pro rata to the Lenders to reduce the outstanding principal amount to not more than 90% of the outstanding principal amount as of the Facility Termination Date (calculated after giving effect to any paydown on such Payment Date pursuant to Section 9.01(a)(ii)), (2) on the Payment Date occurring after the 15-month anniversary of the Facility Termination Date, pro rata to the Lenders to reduce the outstanding principal amount to not more than 75% of the outstanding principal amount as of the Facility Termination Date (calculated after giving effect to any paydown on such Payment Date pursuant to Section 9.01(a)(ii)) and (3) on the Payment Date occurring after the 18-month anniversary of the Facility Termination Date, pro rata to the Lenders to reduce the outstanding principal amount to not more than 50% of the outstanding principal amount as of the Facility Termination Date (calculated after giving effect to any paydown on such Payment Date pursuant to Section 9.01(a)(ii));

(G)if the Minimum OC Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Minimum OC Coverage Test is satisfied (on a pro forma basis as at such Determination Date); ~~provided that the Borrower shall be permitted to allocate such principal payments among the Classes on each Payment Date so long as, after giving effect to such allocation of payments on such Payment Date, each Class Minimum OC Coverage Test is satisfied; provided, further, that, if the Borrower would be unable to cause each~~
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~~Class Minimum OC Coverage Test to be satisfied on any Payment Date after allocating such payments, the Administrative Agent shall allocate such payments in its sole discretion;~~

(H)(i) during the Reinvestment Period, at the discretion of the Servicer, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Exposure and (ii) after the Reinvestment Period, for deposit into the Revolving Reserve Account until the amount on deposit therein equals the Revolving Exposure;

(I)to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(J)(1) first, to the payment or application of amounts referred to in clause (B)(1) above (in the same order of priority specified therein), to the extent not paid in full pursuant to applications under such clause, and (2) second, to the payment or application of amounts referred to in clause (D) above to the extent not paid in full pursuant to such clause; and

(K)(1) if a Default has occurred and is continuing, to remain in the Interest Collection Subaccount (other than a Permitted Tax Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Borrower, deposited into the Principal Collection Subaccount for investment in Collateral Loans); provided that if any such Default under clause (K)(1) is subsequently cured prior to the next Payment Date, such amounts held under clause (K)(1) may be distributed pursuant to clause (K)(2) prior to the next Payment Date.

(ii)On each Payment Date prior to the occurrence and continuance of an Event of Default, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, Principal Proceeds on deposit in the Principal Collection Subaccount to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)to the payment of unpaid amounts under clauses (A) through (D) in clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder, but subject to any caps specified therein;

(B)during the Reinvestment Period, (i) if the Minimum OC Coverage Test is not satisfied as of the relevant Determination Date, to pay principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Minimum OC Coverage Test is satisfied (on a pro forma basis as at such Determination Date) and (ii) to the Principal Collection Subaccount for the
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purchase of additional Collateral Loans (including funding Revolving Collateral Loans and Delayed Drawdown Collateral Loans) and/or for the making of any Permitted Distribution or Permitted Tax Distribution;

(C)after the Reinvestment Period, to pay the Advances of each Lender (pro rata, based on each Lender’s Percentage) until the Advances are paid in full; ~~provided that the Borrower shall be permitted to allocate such principal payments among the Classes on each Payment Date so long as, after giving effect to such allocation of payments on such Payment Date, each Class Minimum OC Coverage Test is satisfied; provided, further, that, if the Borrower would be unable to cause each Class Minimum OC Coverage Test to be satisfied on any Payment Date after allocating such payments, the Administrative Agent shall allocate such payments in its sole discretion;~~

(D)to the payment of amounts referred to in clauses (I) and (J) of clause (i) above (in the same order of priority specified therein), to the extent not paid in full thereunder; and

(E)(1) if a Default has occurred and is continuing (unless all Obligations owing to the Lenders have been paid in full (other than contingent indemnification and expense reimbursement obligations as to which no claim has been asserted)), to remain in the Principal Collection Subaccount (other than a Permitted Tax Distribution) or (2) otherwise, any remaining amount shall be released to the Equityholder or its designee (or, at the direction of the Borrower, deposited into the Principal Collection Subaccount for investment in Collateral Loans); provided that if any such Default under clause (E)(1) is subsequently cured prior to the next Payment Date, such amounts held under clause (E)(1) may be distributed pursuant to clause (E)(2) prior to the next Payment Date.

(iii)On each Payment Date following the occurrence and continuance of an Event of Default, all Interest Proceeds in the Interest Collection Subaccount and all Principal Proceeds in the Principal Collection Subaccount, except for any Principal Proceeds that will be used to settle binding commitments entered into prior to the related Determination Date for the purchase of Collateral Loans, in each case, to the extent received on or before the related Determination Date (or, if such Determination Date is not a Business Day, the next succeeding Business Day) will be transferred to the Payment Account to be applied in the following order of priority:

(A)to pay registration, registered office and filing fees, if any, of the Borrower, subject to a cap of $15,000 per annum;

(B)(1) first, to pay Administrative Expenses as provided in Section 9.01(a)(i)(B)(1) subject to the Administrative Expense Cap and (2) second, to the Administrative Agent to pay all fees and expenses of the Administrative Agent under the Facility Documents;

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(C)to each Lender, pro rata, based on amounts owed, to pay accrued and unpaid Interest on the Advances and Unused Fees due to each such Lender and amounts payable to each such Lender under Section 2.11;

(D)(1) first, to the Servicer to pay the Servicer Fee, plus any Servicer Fee that remains due and unpaid in respect of any prior Payment Dates as a result of insufficient funds; and (2) second, to pay Servicer Expenses in accordance with the priorities specified in the definition thereof; provided that the amounts in this clause (D)(2) shall not exceed the Servicer Expense Cap;

(E)to pay the principal of the Advances of each Lender (pro rata, based on each Lender’s Percentage) until paid in full; ~~provided that the Administrative Agent shall allocate such principal payments among the Classes in its sole discretion;~~

(F)to pay, on a pro rata basis, accrued and unpaid amounts owing to Affected Persons (if any) under Sections 2.10 and 13.04, all unpaid Facility Reduction Fees and all other fees, expenses or indemnities owed to the Secured Parties or Indemnified Parties;

(G)(1) first, to the payment of amounts referred to in clause (B) and
(2) second, to the payment of amounts referred to in clause (D) above, in each case to the extent not paid in full pursuant to such clause; and

(H) any remaining amount shall be released to the Borrower or its designee.

(b) If on any Payment Date the amount available in the Payment Account is insufficient to make the full amount of the disbursements required by the Payment Date Report, the Collateral Agent shall make the disbursements called for in the order and according to the priority set forth under Section 9.01(a) to the extent funds are available therefor.

ARTICLE X

SALE OF COLLATERAL LOANS; PURCHASE OF ADDITIONAL COLLATERAL LOANS

Section 10.01 Sales of Collateral Loans.

(a) Discretionary Sales of Collateral Loans. Subject to the satisfaction of the conditions specified in Section 10.03, the Borrower (or the Servicer on behalf of the Borrower) may, but will not be required to, direct the Collateral Agent to sell, and the Collateral Agent shall sell in the manner directed by the Servicer, any Collateral Loan if such sale meets the requirements set forth below (as shown in the Borrowing Base Calculation Statement delivered with respect thereto in accordance with Section 5.02(d)(iii)):
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the Borrower prior written consent, which consent shall be given in the sole and absolute discretion of the Administrative Agent; provided that, if the Administrative Agent shall not have responded to the Notice and Request for Consent by 11:00 a.m. on the day that is one Business Day prior to the proposed Lien Release Dividend Date, the Administrative Agent shall be deemed not to have given its consent;

(ii)the proposed Lien Release Dividend Date shall take place during the Reinvestment Period and on any such Lien Release Dividend Date, no more than four Lien Release Dividends shall have been made during the 12-month period immediately preceding the proposed Lien Release Dividend Date;

(iii)after giving effect to the Lien Release Dividend on the Lien Release Dividend Date, (A) no Default or Event of Default shall exist, (B) the representations and warranties contained in Sections 4.01 hereof shall continue to be correct in all material respects, except to the extent relating to an earlier date; provided that any representations of the Borrower, the Servicer and the Equityholder contained in the Facility Documents that is already qualified by any materiality standard or a no Material Adverse Effect standard shall be true and correct in all respects as of such Borrowing Date (except to the extent such representations and warranties expressly relate to any earlier date, in which case such representations and warranties shall be true and correct as of such earlier date as if made on such date) without regard to the materiality standard set forth in this clause (B), (C) the eligibility of any Collateral Loan remaining as part of the Collateral after the Lien Release Dividend will be redetermined as of the Lien Release Dividend Date, (D) no claim shall have been asserted or proceeding commenced challenging the enforceability or validity of any of the Related Documents, (E) there shall have been no material adverse change as to the Servicer or the Borrower, and (F) the Minimum OC Coverage Test will be satisfied (or, if not satisfied immediately prior to such Lien Release Dividend, compliance with such Minimum OC Coverage Test will be maintained or improved);

(iv)such Lien Release Dividend must be in compliance with Applicable Law and may not (A) be made with the intent to hinder, delay or defraud any creditor of the Borrower or (B) leave the Borrower, immediately after giving effect to the Lien Release Dividend, (x) insolvent, (y) with insufficient funds to pay its obligations as and when they become due or (z) with inadequate capital for its present and anticipated business and transactions;

(v)on or prior to the Lien Release Dividend Date, the Borrower shall have
(A)delivered to the Administrative Agent, with a copy to the Collateral Agent, a list specifying all Collateral Loans or portions thereof to be transferred pursuant to such Lien Release Dividend and the Administrative Agent shall have approved the same in its sole discretion and (B) obtained all authorizations, consents and approvals required to effectuate the Lien Release Dividend;

(vi)a portion of a Collateral Loan may be transferred pursuant to a Lien Release Dividend provided that (A) such transfer does not have an adverse effect on the portion of such Collateral Loan remaining as a part of the Collateral, any other aspect of
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(d)Liabilities and Obligations of Replacement Servicer. Upon its appointment, the Replacement Servicer shall be the successor in all respects to the Servicer with respect to servicing functions under this Agreement and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof, and all references in this Agreement to the Servicer shall be deemed to refer to the Replacement Servicer; provided that the Replacement Servicer shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the Replacement Servicer becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing or any repurchase obligations, if any, of the Servicer unless it elects to in its sole discretion, (iii) no obligation to pay any Taxes required to be paid by the Servicer (provided that the Replacement Servicer shall pay any income Taxes for which it is liable), (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the Replacement Servicer, upon becoming a Replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances. In addition, the Replacement Servicer shall have no liability relating to the representations and warranties of the Servicer contained in Section 4.02. Any other provision in this Agreement notwithstanding, if a Replacement Servicer is appointed, it shall perform its obligations hereunder in good faith and with reasonable care, exercising a degree of skill and attention no less than what it exercises to service similar assets for itself and for others, such standard of care to be the “Servicing Standard” applicable to it.

(e)Subcontracts. The Servicer may, with the prior written consent (such consent not to be unreasonably withheld and shall not be required for any subcontracting to Affiliates of the Servicer) of the Administrative Agent, subcontract with any other Person for servicing, administering or collecting the Collateral; provided that (i) the Servicer shall select any such Person with reasonable care and shall be solely responsible for the fees and expenses payable to any such Person, (ii) the Servicer shall not be relieved of, and shall remain liable for, the performance of the duties and obligations of the Servicer pursuant to the terms hereof without regard to any subcontracting arrangement and (iii) any such subcontract shall be terminable upon the occurrence of a Servicer Removal Event.

(f)Waiver. The Borrower acknowledges that, after delivery of a Servicer Removal Notice and appointment as a Replacement Servicer pursuant to this Section 11.01, the Administrative Agent or any of its Affiliates may act as the Replacement Servicer, and the Borrower waives any and all claims against the Administrative Agent, each Lender or any of their respective Affiliates, the Collateral Agent and any of its Affiliates and the Servicer (other than claims relating to such party’s failure to act in accordance with the standard of care set forth herein, gross negligence or willful misconduct) relating in any way to the custodial or collateral administration functions having been performed by the Administrative Agent or any of its Affiliates in any capacity hereunder in accordance with the terms and provisions set forth in the Facility Documents.
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(g)No Assignment. Notwithstanding anything to the contrary herein, the Servicer may not assign this Agreement without the consent of the Administrative Agent and the Required Lenders (such consent not to be unreasonably withheld), except that no such consent is required for an assignment to an Affiliate (i) that has substantially the same personnel as the Servicer and (ii) that has substantially the same or greater Tangible Net Worth as the Servicer.

Section 11.02 Duties of the Servicer.

(a)Duties. The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to service, administer and collect on the Collateral from time to time, all in accordance with Applicable Law and the Servicing Standard. Prior to the delivery of a Servicer Removal Notice, but subject to the terms of this Agreement (including Section 11.04 and Article VI), the Servicer has the sole and exclusive authority to make any and all decisions with respect to the Collateral and take or refrain from taking any and all actions with respect to the Collateral. Without limiting the foregoing, the duties of the Servicer shall include the following (to the extent required under the terms of this Agreement):

(a)supervising the Collateral, including communicating with Obligors, executing amendments, providing consents and waivers, exercising voting rights, enforcing and collecting on the Collateral and otherwise managing the Collateral on behalf of the Borrower;

(b)maintaining all necessary servicing records with respect to the Collateral and providing such reports to the Administrative Agent and each Lender (with a copy to the Collateral Agent and the Custodian) in respect of the servicing of the Collateral (including information relating to its performance under this Agreement) as may be required hereunder or as the Administrative Agent or any Lender may reasonably request in accordance with the requirements of this Agreement and which can be obtained without any undue burden or expense;

(c)maintaining and implementing administrative and operating procedures (including an ability to recreate servicing records evidencing the Collateral in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Collateral;

(d)promptly delivering to the Administrative Agent, each Lender, the Collateral Agent or the Custodian, from time to time, such information and servicing records (including information relating to its performance under this Agreement) as the Administrative Agent, each Lender, the Custodian or the Collateral Agent may from time to time reasonably request in accordance with the requirements of this Agreement and which can be obtained without any undue burden or expense;

(e)identifying each Collateral Loan in its internal servicing records to reflect the ownership of such Collateral Loan by the Borrower;
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Section 13.24 EU Transparency Requirements.

(a)The Borrower has agreed to be the designated reporting entity for purposes of Article 7(2) of the Securitisation Regulation, and has agreed to make available to (A) any Lender, (B) any potential Lender and (C) any Competent Authority (as defined under the Securitisation Regulation) (each, a “Relevant Recipient”) the documents, reports and information necessary to fulfil any applicable reporting obligations under the EU Transparency Requirements, including, but not limited to each of the Investor Reports and the Portfolio Reports.

(b)Without prejudice to their rights hereunder and without accepting any liability, each Relevant Recipient a party hereto acknowledges (or in the case of additional Lenders, shall acknowledge) that the agreed form of the transaction summary as set out in Schedule 10 is the transaction summary to be provided to each Relevant Recipient by the Borrower in accordance with the requirements of Article 7(1)(c) of the Securitisation Regulation. The Borrower (or the Servicer on its behalf) shall make the same available to the Competent Authorities to the extent required under the EU Transparency Requirements.

(c)None of the Borrower and the Servicer shall be liable for the relevant Lender’s compliance with such Lender’s own obligations under the Securitisation Regulation or any other similar regulatory obligations. For the avoidance of doubt, the preceding sentence shall not limit the liability of the Borrower or the Servicer for any breach of their respective obligations under this Agreement, including this Section 13.24.

Section 13.25 Acknowledgement Regarding Any Supported QFCs. To the extent that this Agreement provides support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that this Agreement and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation
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and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and this Agreement were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
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SCHEDULE 1

INITIAL INDIVIDUAL LENDER MAXIMUM FUNDING AMOUNTS AND PERCENTAGES

Lender	Initial Individual Lender Maximum Funding Amount	Percentage of Initial Individual Lender Maximum Funding Amount to Maximum Facility Amount
BNP Paribas	$~~300,000,000~~700,000,000	~~100%~~88.61%
State Street Bank and Trust Company	$90,000,000	11.39%

Sch. 1-1

USActive ~~58389336.5~~59024866.5